Exhibit 99.4

EXECUTION VERSION

LOAN AGREEMENT

Dated as of

May 12, 2006

Among

K-SEA OPERATING PARTNERSHIP L.P.

(as the Borrower)

AND

CITIZENS LEASING CORPORATION,
d/b/a CITIZENS ASSET FINANCE
(the Lender)
and such other lenders as may become parties hereto from time to time

AND

CITIZENS LEASING CORPORATION,
d/b/a CITIZENS ASSET FINANCE
(as Agent and Collateral Trustee for the Lenders)

TABLE OF CONTENTS

SECTION 1. DEFINITIONS		1

§1.1	Defined Terms	1
§1.2	Other Definitional and Interpretive Provisions	15

SECTION 2. THE TERM LOAN		16

§2.1	Advances; Purposes	16
§2.2	Note; Repayment of Principal and Interest	17
§2.3	Prepayments	18
§2.4	Payments Generally	19
§2.5	Increased Costs and Reduced Return	20
§2.6	Payments Free and Clear of Taxes	21
§2.7	Mitigation Obligations	22
§2.8	Pro Rata Treatment	23

SECTION 3. REPRESENTATIONS AND WARRANTIES		23

§3.1	Legal Existence and Good Standing, Etc.	23
§3.2	Limited Partnership Power; Consents; Absence of Conflict with Other Agreements Etc.	23
§3.3	Title to Properties	24
§3.4	Financial Statements	24
§3.5	No Material Changes Etc.	24
§3.6	Franchises, Patents, Copyrights, Licenses, Etc.	25
§3.7	Litigation	25
§3.8	No Materially Adverse Contracts, Etc.	25
§3.9	Compliance with Other Instruments, Laws, Etc.	25
§3.10	Tax Status	25
§3.11	No Default	26
§3.12	Absence of Liens	26
§3.13	Use of Proceeds	26
§3.14	Pension Plans	26
§3.15	Holding Company and Investment Company	26
§3.16	Disclosure	26
§3.17	[Intentionally Omitted	27
§3.18	First Lien	27
§3.19	Environmental Matters	28
§3.20	Solvency	29
§3.21	Survival of Representations and Warranties, Etc.	29

SECTION 4. CONDITIONS OF FUNDING THE FIRST ADVANCE		29

§4.1	Execution and Delivery	29
§4.2	Representations and Warranties	29

i

§4.3	Performance; No Default	30
§4.4	Certified Copies of Charter Documents	30
§4.5	Proof of Partnership or General Partner Action	30
§4.6	Incumbency Certificate	30
§4.7	No Material Adverse Effect	30
§4.8	Delivery of Notice of Borrowing	30
§4.9	Opinion of Counsel	30
§4.10	Proceedings and Documents	30
§4.11	Recorded Lien Searches	30
§4.12	Financing Statements	31
§4.13	Evidence of Insurance	31
§4.14	Delivery of Invoices	31
§4.15	Licenses, Permits and Consent	31
§4.16	Construction Contracts	31
§4.17	Guaranty	31
§4.18	Lien Waivers	31

SECTION 5. CONDITIONS OF INTERIM ADVANCES		32

SECTION 6. CONDITIONS OF FINAL ADVANCES OF THE LOAN		32

§6.1	New Vessel Documentation	32
§6.2	Execution of Note	33
§6.3	Release of Fleet Mortgage (Additional Collateral	33

SECTION 7. AFFIRMATIVE COVENANTS		34

§7.1	Punctual Payment	34
§7.2	Maintenance of Offices	34
§7.3	Records and Accounts	34
§7.4	Financial Statements, Certificates, and Other Information	34
§7.6	Business and Limited Partnership Existence	35
§7.7	Payment of Taxes	36
§7.8	Inspection of Properties and Books	36
§7.9	Licenses and Permits	36
§7.10	Pension Plans	36
§7.11	Environmental and Safety Matters	37
§7.12	Indemnities, Etc.	38
§7.13	Performance of Contracts	39
§7.14	Notice of Default	39
§7.15	Notice of Material Claims and Litigation	39
§7.16	No Disposition of Collateral	39
§7.17	Borrower’s Title; Lender’s Security Interest	39
§7.18	Compliance with Laws and Regulations	40
§7.19	Further Assurances	40

§7.20	Casualty Occurrence	40

SECTION 8. NEGATIVE COVENANTS; FINANCIAL COVENANTS		41

§8.1	Transactions with Affiliates	41
§8.2	Terminate Pension Plan	41
§8.3	ERISA	41
§8.4	Financial Covenants	41

SECTION 9. EVENTS OF DEFAULT; ACCELERATION		42

§9.1	Events of Default	42
§9.2	Remedies	44

SECTION 10. EXPENSES		46

SECTION 11. SURVIVAL OF COVENANTS		47

SECTION 12. CONFIDENTIALITY		47

SECTION 13. SUCCESSORS AND ASSIGNS; PARTICIPATIONS		48

§13.1	Successors and Assigns	48
§13.2	Assignments	48
§13.3	Participations	49
§13.4	Disclosures	50
§13.5	Federal Reserve Bank	50
§13.6	Register; Note	50

SECTION 14. NOTICES		51

SECTION 15. ENTIRE AGREEMENT		52

SECTION 17. SEVERABILITY		52

SECTION 18. SUBMISSION TO JURISDICTION; WAIVER		52

SECTION 19. WAIVER OF JURY TRIAL		53

SECTION 20. CONCERNING THE AGENT		54

§20.1	Appointment And Authority Of Agent	54
§20.2	Delegation of Duties	55
§20.3	Standard of Care	55

	§20.4	Independent Credit Evaluations	55
	§20.5	Limited Scope of Duties	55
	§20.6	Reliance by the Agent	57
	§20.7	Exculpatory Provisions	57
	§20.8	Reimbursement of the Agent	57
	§20.9	CAF Individually	58
	§20.10	Dealing with the Lenders	58
	§20.11	Duties Not to be Increased	58
	§20.12	Successor Agent	58

SECTION 21. AMENDMENTS AND WAIVERS			59

SECTION 22. MISCELLANEOUS			60

SCHEDULES
Schedule 1-A	Description of the New Vessels
Schedule 1-B	Description of the Pledged Vessels (K-Sea)
Schedule 1-C	Description of the Pledged Vessels (Sea Coast)
Schedule 2	Commitment(s)

EXHIBITS
Exhibit A	Form of Term Note
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of New Vessel Ship Mortgage
Exhibit D	Form Fleet Mortgage (Additional Collateral)
Exhibit E	Form of Fleet Mortgage (Sea Coast)
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Security Agreement
Exhibit H	Form of Lien Certificate
Exhibit I	Assignment of Project Documents
Exhibit J	Contractor’s Consent
Exhibit K-1	Form of K-Sea Transportation Guaranty
Exhibit K-2	Form of Sea Coast Guaranty
Exhibit K-3	Form of K-Sea Canada Guaranty
Exhibit L	Form of Louisiana Construction Mortgage and Security Agreement

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”), is made as of May12, 2006, by and between K-SEA OPERATING PARTNERSHIP L.P., a Delaware limited partnership (the “Borrower”), and CITIZENS LEASING CORPORATION, d/b/a CITIZENS ASSET FINANCE (“CAF”), a Rhode Island corporation, and such other banks as may become party hereto from time to time (each individually, a “Lender” and collectively, the “Lenders”) and CAF in the separate capacity of Agent (and Collateral Trustee to the extent set forth in § 20.1(a) hereof) for the Lenders under this Agreement (in such capacities, the “Agent”).

NOW THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1.                            DEFINITIONS

§1.1        Defined Terms. As used in this Agreement the following terms shall have the meanings assigned to them below:

“Actual Knowledge” means, with respect to any Person who is an individual, that Person, and with respect to any other Person, means the actual knowledge of a Certifying Officer of that Person.

“Advance” means an advance pursuant to §2.1.

“Advance Date” means the date fixed for the making of an Advance in a Notice of Borrowing.

“Advance Limit” means, with respect to each New Vessel, an amount equal to 90% of the total purchase price payable by the Borrower to Bollinger under the applicable Vessel Construction Agreement.

“Advance Termination Date” means May 12, 2007 or if earlier, the date on which the Note is executed pursuant to § 6.2.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that with respect to Borrower and K-Sea Transportation this term shall not be deemed to describe any Person who is not any of Borrower, the general partner of Borrower, K-Sea Transportation or a direct or indirect subsidiary of K-Sea Transportation.

“Agent” means CAF acting in the capacities of agent (and Collateral Trustee to the extent set forth in § 20.1(a) hereof) for itself and the other Lenders under this Agreement, and includes any other bank or financial institution succeeding to and for the time being acting in such capacity.

“Agent’s Office” means the office of the Agent presently located at 189 Canal Street, Providence, Rhode Island or the designated office of such other Lender which succeeds to the position as Agent under this Agreement.

“Agreement” - see preamble.

“Amendments” means, collectively, (1) Amendment No. 1 to First Preferred Ship Mortgage (DBL 28), dated the date hereof, between the Borrower and CAF; (2) Amendment No. 1 to First Preferred Ship Mortgage (DBL 29), dated the date hereof, between the Borrower and CAF; (3) Amendment No. 1 to First Preferred Ship Mortgage (DBL 78), dated the date hereof, between the Borrower and CAF; (4) Amendment No. 2 to Security Agreement (DBL 28, DBL 29, DBL 78), dated the date hereof, between the Borrower and CAF; (5) Amendment No. 1 to Security Agreement (340), dated the date hereof, between Sea Coast and CAF; (6) Amendment No. 1 to Security Agreement (MCS Barge, WJM Tug), dated the date hereof, between K- Sea Canada Corp. and CAF; (7) Amendment No. 1 to First Preferred Ship Mortgage (340), dated the date hereof, between Sea Coast and CAF; and (8) Amendment No. 1 to a Mortgage Agreement Collateral To Statutory Mortgages (“MCS Barge, WJM Tug”) dated the date hereof, between K-Sea Canada Corp. and CAF.

“Amendments to the First Preferred Ship Mortgages” means collectively, (1) Amendment No. 1 to First Preferred Ship Mortgage (DBL 28), dated the date hereof, between the Borrower and CAF; (2) Amendment No. 1 to First Preferred Ship Mortgage (DBL 78), dated the date hereof, between the Borrower and CAF; (3) Amendment No. 1 to First Preferred Ship Mortgage (DBL 29), dated the date hereof, between the Borrower and CAF; (4) Amendment No. 1 to First Preferred Ship Mortgage (340), dated the date hereof, between Sea Coast and CAF; and (5) Amendment No. 1 to a Mortgage Agreement Collateral To Statutory Mortgages (“MCS Barge, WJM Tug”) dated the date hereof, between K-Sea Canada Corp. and CAF.

“Assignment of Project Documents” means the Assignment of Project Documents, dated as of the date hereof, substantially in the form of Exhibit I (including the consent of Bollinger in the form appended thereto), pursuant to which the Borrower has granted to the Agent a security interest in all of the Borrower’s rights, title and interest under the Vessel Construction Agreements as security for the Obligations.

“Authorized Officer” means any person holding the title of Chairman, President, Vice President, Chief Financial Officer or Treasurer (or other officer performing the functions thereof).

“Bollinger” means Bollinger Marine Fabricators, L.L.C., a Louisiana limited liability company.

“Borrower” - see preamble.

“Business Day” means any day on which banks in Rhode Island and New York are open for the conduct of normal banking business.

“CAF” — see preamble.

“Capital Expenditures” means any expenditure or liability that is properly charged to a capital account or otherwise capitalized on K-Sea Transportation’s consolidated balance sheet in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CBPA” means Citizens Bank of Pennsylvania.

“Certifying Officer” — see §7.4(f).

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of ownership interests representing more than 50% of the general partnership interest in K-Sea Transportation or more than 50% of the aggregate ordinary voting power represented by the issued and outstanding ownership interests of Borrower, or (b) for the period of twelve (12) consecutive calendar months, a majority of the board of Borrower or any Guarantor shall no longer be composed of individuals (i) who were members of said board on the first day of such period, (ii) whose election or nomination to said board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board, or (iii) whose election or nomination to said board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of said board.

“Coast Guard” means the United States Coast Guard, which is currently part of the United States Department of Homeland Security.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means the Vessels, charter hire, freights and earnings, fees and all other amounts due or which become due and payable to the Borrower arising out of the Vessels; all insurance proceeds payable to the Borrower with respect to the Vessels; and all other property, interests and rights now or at any time hereafter described, referred to in or covered by the Security Documents.

“Collateral Trustee” see § 20.1(a).

“Commitment(s)” means (a) as to each Lender, the amount set forth opposite a Lender’s name in Schedule 2 in the column headed “Commitment”, as such amount may be changed from time to time in accordance with the provisions hereof and (b) collectively, the agreements of each Lender to participate in making the Loan to the Borrower from time to time prior to the Advance Termination Date as contemplated by §2 up to the limit specified in §2.1.

“Commitment Percentage” means the percentage figure set forth opposite a Lender’s name in Schedule 2 (as in effect from time to time) in the column headed “Commitment Percentage” and being the percentage of the amount of the Loan that is to be advanced by such Lender.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all trades or businesses (whether or not incorporated) under common control that, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001(a)(14) of ERISA.

“DBL 26” means a 28,000 barrel inland tank barge being constructed for the Borrower by Bollinger pursuant to a Vessel Construction Agreement.

“DBL 27” means a 28,000 barrel inland tank barge being constructed for the Borrower by Bollinger pursuant to a Vessel Construction Agreement.

“DBL 104” means a 100,000 barrel tank barge being constructed for the Borrower by Bollinger pursuant to a Vessel Construction Agreement.

“Default(s)” means the occurrence of any event or condition which, after the giving of notice and/or the lapse of time (if provided for in §9), would become an Event of Default.

“Default Rate” means an interest rate of 300 basis points per annum over the relevant interest rate in effect in accordance with §2.2(b) and (c) or, if lower, the Highest Lawful Rate.

“Dollars” and the sign “$” means dollars or such coin or currency of the United States of America as at the time of payment shall be legal funds for the payment of public and private debts in the United States of America.

“EBITDA” means, with respect to any fiscal period of K-Sea Transportation and its consolidated Affiliates, including, without limitation, Borrower, on a consolidated basis, the sum of:

(1)  the net income (or net loss) of Borrower (determined in accordance with GAAP) for such fiscal period, without giving effect to any extraordinary pre-tax gains or losses; plus:

(2)  to the extent that any of the items referred to in any of clauses (i) through (iii) below were deducted in calculating such net income:

(i)           Interest Expense of Borrower for such fiscal period;

(ii)          federal and state income tax expenses of Borrower for such fiscal period;

(iii)         the amount of all depreciation and amortization for such fiscal period; minus

(3)  to the extent added in calculating such net income, gains from sales, exchanges and other dispositions of assets not in the ordinary course of business.

“Eligible Assignee” means any bank, insurance company or other financial institution or finance company having a net worth in excess of $50,000,000.

“Environmental Laws” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to fines, orders, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials or to the generation, storage, transportation, or disposal of Hazardous Materials, in any manner applicable to the Borrower or any of its properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9601 Qt seq.), the Hazardous Material Transportation Act (49 U.S.C. §1801 Qt seq.), the Solid Waste Disposal Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. §651 et. seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. §11001 et. seq.), each as amended or supplemented, and any analogous future or present local, state and federal or foreign statutes and rules and regulations promulgated pursuant thereto, each as in effect on the date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” means any of the events specified in §9, provided that there has been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both.

“Event of Loss” means, with respect to any Vessel, the actual or constructive loss of such Vessel or the use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to or use of, such Vessel by any Governmental Authority (other than the United States pursuant to a requisition for hire) or any other person, whether or not acting under color of Governmental Authority.

“Excluded Tax” means, with respect to the Lenders, any of the following Taxes:

(i)            any Tax imposed on or with respect to, or calculated by reference to, the gross or net income, capital, capital stock, net worth, assets or conduct of business of the Lenders by any national, state (or equivalent) or local jurisdiction under the laws of which the Lenders are incorporated or otherwise organized or in which such Lender has an office or other fixed place of business;

(ii)           any Tax imposed on or payable by a Lender by any Governmental Authority or other taxing authority in any jurisdiction if the jurisdictional basis for such Tax exists as a result of any activities, transactions or other connection of such Lender (or any of its Affiliates) in or with such jurisdiction that is unrelated to such Lender’s Loan to the Borrower pursuant to the Loan Documents;

(iii)          any Tax arising from a transfer, assignment or other disposition by a Lender of all or any part of its interest in or rights under the Loan or the Loan Documents unless such transfer, assignment or other disposition occurs as the result of an Event of Default and while such Event of Default is continuing;

(iv)          any Tax to the extent consisting of a fine, interest, a penalty or other addition to tax that would not have been required to be paid but for the failure of any Lender to file any tax return or other tax document, or to pay any tax, in a procedurally proper and timely matter;

(v)           any Tax attributable to gross negligence or willful misconduct of any Lender or the breach of any agreement of such Lender in the Loan Documents; and

(vi)          any United States federal Tax imposed on, or required to be withheld from or with respect to payments of, gross or net income (including any Tax imposed by Section 881, 884, 1441, 1442, or 3406 of the Code).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Borrower on such day on such transactions as determined by the Agent.

“Financial Covenants” — see §8.4.

“Financing Statements” means Uniform Commercial Code financing statements naming the Borrower as debtor or Sea Coast as debtor, as applicable, and the Agent as secured party and filed or to be filed in the office of the Secretary of State of Delaware and/or such other locations as may be required from time to time under applicable law to perfect a security interest in certain of the Collateral.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) EBITDA less Maintenance CAPEX divided by (b) Fixed Charges, in each case for the four fiscal quarter period ending on such date or, if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided, that, for any such determination EBITDA shall be adjusted to include, for the relevant four fiscal quarter period, pro forma

EBITDA in an amount reasonably acceptable to the Agent respecting any vessel or business acquisition for which debt service is incurred and included in Fixed Charges.

“Fixed Charges” means the sum, for any period for K-Sea Transportation and its consolidated Affiliates, including, without limitation, the Borrower, on a consolidated basis, of the following: (i) Interest Expense, plus (ii) the current portion of capital lease payments, plus (iii) Scheduled Principal Payments, plus (iv) cash income taxes.

“Fleet Mortgages” means, collectively, the Fleet Mortgage (Additional Collateral) and the Fleet Mortgage (Sea Coast).

“Fleet Mortgage (Additional Collateral)” means the First Preferred Fleet Mortgage substantially in the form of Exhibit D, granted by the Borrower in favor of the Agent in its capacity as Collateral Trustee with respect to each Pledged Vessel (K-Sea) as amended, supplemented, restated, replaced or otherwise modified from time to time.

“Fleet Mortgage (Sea Coast)” means the First Preferred Fleet Mortgage substantially in the form of Exhibit E, granted by Sea Coast in favor of the Agent in its Capacity as Collateral Trustee with respect to each Pledged Vessel (Sea Coast) as amended, supplemented, restated, replaced or otherwise modified from time to time.

“GAAP” means generally accepted accounting principles in the United States of America, as may be determined by the Financial Accounting Standards Board.

“Governmental Authority” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligations; provided, that the term Guarantee shall not include any endorsement for collection or deposit in the ordinary course of business.

“Guarantor(s)” means, collectively, K-Sea Canada Corp., Sea Coast and K-Sea Transportation.

“Guaranty” means each of the K-Sea Canada Corp. Guaranty, the Sea Coast Guaranty and the K-Sea Transportation Guaranty, and which are collectively referred to, the “Guaranties.”

“Hazardous Materials” means (a) any oil, petroleum or petroleum derived substance, any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, any flammable substances or explosives, any radioactive materials, any hazardous wastes or substances, any toxic wastes or substances or any other materials or pollutants which (i) pose a hazard to any property of the Borrower or to Persons on or about such property or (ii) cause such property to be in violation of any Environmental Laws, (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, electrical equipment which contains any oil or electric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (c) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” restricted hazardous waste,” or “toxic substances” or words of similar import under any applicable local, state or federal law or under the rules and regulations adopted or publications promulgated pursuant thereto, including Environmental Laws, and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority having jurisdiction over the Borrower, or any of its properties, including the Vessels.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement (excluding fuel surcharge) or other interest or currency exchange rate or commodity price hedging agreement.

“Highest Lawful Rate” means the maximum lawful rate of interest (or, if the context requires, an amount calculated at such rate) that the Agent is allowed to contract for, charge, take, reserve or receive under applicable Law.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all operating lease obligations of such Person, (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that “Indebtedness” shall not include (x) secured nonrecourse obligations and (y) nonrecourse obligations incurred in connection with leveraged lease transactions as determined in accordance with GAAP.

“Indemnified Party” - see §7.11(d).

“Indemnified Tax” means any Tax (other than an Excluded Tax) imposed on or with respect to (i) the execution, delivery, recording, registration, notarization or other formalization,

performance, or enforcement of the Loan or the Note or any of the other Loan Documents or (ii) any payment pursuant to the Loan Documents.

“Initial Lender” means Citizens Leasing Corporation, d/b/a Citizens Asset Finance, a Rhode Island corporation.

“Interest Expense” means, for any period, the sum, for K-Sea Transportation and its consolidated Affiliates, including, without limitation, Borrower on a consolidated basis, of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of Capital Lease Obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under Hedging Agreements relating to interest during such period (whether or not actually paid or received during such period).

“K-Sea Canada Corp.” means K-Sea Canada Corp., a Nova Scotia unlimited liability company.

“K-Sea Canada Guaranty” means the Guaranty Agreement in the form of Exhibit K-3 dated as of the date hereof between K-Sea Canada Corp. and the Agent, as amended, supplemented, restated, replaced or otherwise modified from time to time.

“K-Sea Transportation” means K-Sea Transportation Partners L.P., a Delaware limited partnership, and owner of a 99.99% limited partner interest in the Borrower.

“K-Sea Transportation Guaranty”  means  the Guaranty Agreement in the form of Exhibit K-1 dated as of the date hereof between K-Sea Transportation and the Agent, as amended, supplemented, restated, replaced or otherwise modified from time to time.

“Law” means any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“Lender(s)” — see the preamble.

“Lender Register” as defined in §13.6.

“LIBOR Rate” means relative to any one-month interest period, the offered rate for delivery in two London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the interest period commences, and for a period approximately equal to such interest period.  If the first day of any interest period is not a day which is both a (i) Business Day, and (ii) a day on which US dollar deposits are transacted in the London interbank market (a “London Banking Day”), the LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day.  If for any reason the LIBOR Rate is unavailable and/or the Agent is unable to determine the LIBOR Rate for any such interest period, the LIBOR Rate shall be deemed to be equal to the Federal Funds Rate plus 140 basis points.

“Lien” means, with respect to any property or asset (or any income or profits therefrom of any Person) (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise) (a) any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or otherwise), levy, execution, attachment, seizure, garnishment or charge of any kind or description, whether or not choate, vested, or perfected, thereupon or in respect thereof and shall include any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds or other similar bonds, and the filing of, or agreement to file any ship mortgage, financing statement or other document with the Coast Guard or under the UCC, or similar law of any jurisdiction, or (b) any other arrangement, express or implied, under which the same is subordinated, transferred, sequestered or otherwise identified so as to subject the same to, or make the same available for, the payment or performance of any liability or obligation in priority to the payment of the ordinary, unsecured creditors of such Person.

“Lien Certificates” — see §4.18.

“Loan” means, as at any date, the aggregate outstanding principal amount of all Advances.

“Loan Documents” collectively, this Agreement, the Notes, the Security Agreement, the Financing Statements, the Ship Mortgages, the Guaranties, the Assignment of Project Documents, and any other instruments or agreements executed and delivered by the parties in connection with the transactions contemplated by this Agreement, in each case as the same may be amended, supplemented, restated, replaced or otherwise modified from time to time.

“Louisiana Ship Mortgage” means the Louisiana Construction Mortgage and Security Agreement in the form of Exhibit L dated as of May 12, 2006 between Borrower and Lender.

“Maintenance CAPEX” means all Capital Expenditures made for the purpose of maintaining (and not increasing) the operating capacity of the Vessels during the twelve (12) calendar months immediately preceding any date of determination thereof.

“Material Adverse Effect” means a material adverse effect on (a) the Collateral, (b) the property, business, operations, financial condition, liabilities or capitalization of K-Sea Transportation and its consolidated Affiliates, including, without limitation, Borrower, taken as a whole, (c) the ability of Borrower to perform any of its obligations under this Agreement (including the timely payment of all amounts due hereunder), (d) the rights of or benefits available to the Lenders or the Agent under this Agreement, or (e) the validity or enforceability of this Agreement.

“New Vessel(s)” means, collectively, DBL 26, DBL 27, and DBL 104, and individually, any one of them, as more particularly described in Schedule 1-A hereto.

“New Vessel Ship Mortgage(s)” means the three First Preferred Ship Mortgages substantially in the form of Exhibit C, each granted by the Borrower in favor of the Agent in its capacity as Collateral Trustee with respect to each New Vessel, as such mortgages may be amended, supplemented, restated, replaced or otherwise modified from time to time.

“Note(s)” — see §2.2(a).

“Notice of Borrowing” — see §2.1.

“Obligations”  means all indebtedness, obligations and liabilities of the Borrower or the Guarantor to the Agent or to the Lenders existing on the date of this Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, in each case arising by contract, operation of law or otherwise under or in connection with (i) this Agreement or in respect of the Loan and the Note or the other Loan Documents, as all of the same may be amended, extended, renewed, replaced, restated or otherwise modified from time to time, and (ii) any Hedging Agreement between the Borrower and one or more of the Agent, the Lenders or any Affiliate of the Agent or any Lender, in each case, respecting this Agreement or in respect of the Loan and the Note or other Loan Documents.

“Officer’s Certificate” means a certificate signed on behalf of the Borrower or the Guarantor by an Authorized Officer of the Borrower or the Guarantor, as applicable.

“Original Vessel Documents” means the U.S. Coast Guard Certificates of Documentation for each of the Vessels and the American Bureau of Shipping Classification Certificates.

“Participant” — see §13.3.

“Permitted Lien” means (a) Liens granted to the Lenders or the Agent (in its capacities as Agent and as Collateral Trustee) pursuant to the Loan Documents; and (b):

(i)            Liens for current crew’s wages, including wages of the master to the extent provided in Public Law 90-293, for general average or salvage (including contract salvage) or for wages of stevedores employed directly by the Borrower, the operator, agent or master of the Vessels which in each case (A) are unclaimed or (B) shall not have been due and payable for longer than ten (10) days after termination of a voyage;

(ii)           Liens for repairs or incident to current operations of the Vessels (other than those referred to in clause (i)), but only to the extent in each case that such liens are based on (x) claims not yet delinquent, (y) in the case of liens incident to current operations, are incurred in the ordinary course of business and do not exceed $250,000 in the aggregate for the New Vessels after delivery thereof from Bollinger and $1,000,000 in the aggregate for the Pledged Vessels, and (z) do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

(iii)          Liens for amounts (including Taxes) that are not delinquent or that are due and unpaid for not more than sixty (60) days after such amounts shall become due that do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

(iv)          Liens for amounts being contested by the Borrower in good faith by appropriate procedures, diligently prosecuted or appealed which do not involve a significant risk of a sale, forfeiture, hindrance to operation or loss of the Vessels;

(v)           Liens for charges that, in the opinion of the Borrower or as indicated by the written admission of liability therefor by an insurance company, are covered by insurance;

(vi)          Liens arising from the taking or requisition for use of the Vessels by the government or any governmental body of the United States of America to the extent that the creation or incurrence of such lien shall have been beyond the control of the Borrower during such requisition, provided that all such liens referred to in this clause (vi) shall be removed and discharged within thirty (30) days after such requisition shall have terminated; and

(vii)         prior to the delivery date of the New Vessels, respectively, liens arising as a matter of law or in accordance with the terms of the Vessel Construction Contracts in favor of, or through Bollinger.

“Person” means a natural person, a partnership, a corporation, a limited liability company, a limited partnership, a limited liability partnership, a joint venture, a trust, an unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” means at any time, an employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

“Pledged Vessels” means, collectively, the Pledged Vessels (K-Sea) and the Pledged Vessels (Sea Coast).

“Pledged Vessels (K-Sea)” means, collectively, DBL 2202, DBL 16, Essex, DBL 3201, Wallabout Bay, Newark Bay, Josiah Bartlett, KTC 30, Great Lakes, and Great Gull, as more particularly described in Schedule 1-B hereto.

“Pledged Vessels (Sea Coast)” means, collectively, the SCT 180, SCT 280, and SCT 282 as more particularly described on Schedule 1-C hereto.

“Prepayment Premium” means an additional amount to be paid in connection with any prepayment made pursuant to §2.3(a), §2.3(b) (other than relating to a prepayment arising as a result of an Event of Loss) or §9.2, (a) if such prepayment occurs prior to the first anniversary of the Advance Termination Date, an amount equal to three percent (3%) of the prepaid principal thereof, (b) if such prepayment occurs on or after the first anniversary of the Advance Termination Date, but prior to the second anniversary of the Advance Termination Date, an amount equal to 2% of the prepaid principal thereof, and (c) if such prepayment occurs on or after the second anniversary of the Advance Termination Date, an amount equal to 1% of the prepaid principal thereof, provided that the Borrower shall be entitled to prepay (in a one time prepayment) up to an aggregate amount of Twelve Million Dollars ($12,000,000.00) of the principal amount of the Loan at any time after the date that is twelve (12) months after the first of the month following Advance Termination Date without incurring any Prepayment Premium.

“Proceeds” shall have the meaning assigned to it under the UCC and, in any event, shall include, but not be limited to, the following at any time whatsoever arising or receivable: (a) whatever is received upon the collection, exchange, sale or other disposition of any Collateral, and any property into which any of the Collateral is converted, whether cash or non-cash proceeds, (b) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to the Borrower from time to time with respect to any of the Collateral, (c) any and all payments (in any form whatsoever) made or due and payable to the Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), and (d) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registration Agent” as defined in §13.6.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration in, by, from or related to any real property (including all buildings, fixtures or other improvements located thereon) or personal property owned, leased or operated by the Borrower into the indoor or outdoor environment, including the movement of any Hazardous Material through air, soil, surface water, groundwater or property.

“Required Lenders” means, as at a particular date, the Lenders to which greater than 66 2/3% of the aggregate principal of the Loan is owing or, if no principal of the Loan is outstanding, the Lenders which together have Commitments aggregating greater than 66 2/3% of the total Commitments.

“Scheduled Principal Payments” means, with respect to any Person as of any date, all scheduled payments of principal on Indebtedness paid by such Person during the twelve (12) calendar month period immediately preceding such date; provided that any Indebtedness repaid in full or in part from proceeds of Loans shall be excluded (entirely, in the case of Indebtedness repaid in full and partially to the extent of such repayment, in the case of Indebtedness repaid in part) in the determination of Scheduled Principal Payments.

“Sea Coast” means Sea Coast Transportation LLC, a Delaware limited liability company.

“Sea Coast Guaranty” means  the Guaranty Agreement in the form of Exhibit K-2 dated as of the date hereof between Sea Coast and the Agent, as amended, supplemented, restated, replaced or otherwise modified from time to time.

“Security Agreement” means the Security Agreement, dated as of the date hereof, substantially in the form of Exhibit G pursuant to which the Borrower has granted to the Agent, a security interest in certain rights and assets of the Borrower relating to the Vessels as security for the Obligations.

“Security Documents” means the Security Agreement, the Ship Mortgages and the Assignment of Project Documents.

“Ship Mortgage(s)” means, collectively, the New Vessel Ship Mortgages, the Fleet Mortgages and the Louisiana Ship Mortgage.

“Subsidiary” means, with respect to any Person (the “Parent”) at any date, any other Person the accounts of which would be consolidated with those of the Parent in the Parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interest are, as of such date, owned, Controlled or held by the Parent, or (b) the financial statements of which shall be (or should be) consolidated with the financial statements of such Person in accordance with GAAP.

“Tangible Capitalization” means, as of any date, the sum of Tangible Net Worth at such date plus Total Funded Debt at such date.

“Tangible Net Worth” means the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in §7.4 hereof, excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP, including, without limitation, capitalized organizational costs, goodwill, licenses, patents, trademarks, trade names, copyrights and franchises.

“Taxes” means, with respect to any Person, any and all present or future taxes, including any change in the basis of taxation (except a change in the rate of taxation on the overall net income of such Person, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which such Person has its principal office), levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including gross receipts, excise, property, sales, transfer, license, payroll, social security and franchise taxes now or hereafter imposed or levied by the United States of America, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof and all interest, penalties, additions to tax or similar liabilities with respect thereto.  Notwithstanding the foregoing, the definition “Taxes” shall not include any taxes or other charges as mentioned above on or with respect to the income of any Lender or the Agent.

“Total Funded Debt” means, as of any date, all Indebtedness of K-Sea Transportation and its consolidated Affiliates, including, without limitation, Borrower and Guarantor, on a consolidated basis of the kinds and types (without duplication) described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j) (excluding obligations in respect of letters of credit issued as credit support of obligations for borrowed money of the Borrower or Guarantor included in the determination of Total Funded Debt) and (k) of the definition of Indebtedness.

“Total Funded Debt to EBITDA Ratio” means, at any date of determination, the ratio of Total Funded Debt divided by EBITDA for the four fiscal quarter period ending on such date or,

if such date is not the last day of a fiscal quarter, for the immediately preceding four fiscal quarter period; provided, that, for any such determination, EBITDA shall be adjusted to include, for the relevant four fiscal quarter period, pro forma EBITDA in an amount reasonably acceptable to the Agent respecting any vessel or business acquisition for which debt is incurred and included in Total Funded Debt.

“Total Funded Debt to Tangible Capitalization Ratio” means, at any date of determination, the ratio of Total Funded Debt divided by Tangible Capitalization.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Vessels” means, collectively, the New Vessels and the Pledged Vessels.

“Vessel Construction Agreement(s)” means, collectively, (a) the Vessel Construction Agreement dated August 26, 2005 (including all associated plans, specifications and related documents) between Bollinger and the Borrower with respect to the construction by Bollinger of DBL 26, (b) the Vessel Construction Agreement dated September 22, 2005 (including all associated plans, specifications and related documents) between Bollinger and the Borrower with respect to the construction by Bollinger of DBL 27, and (c) the Vessel Construction Agreement dated November 18, 2005 (including all associated plans, specifications and related documents) between Bollinger and the Borrower with respect to the construction by Bollinger of DBL 104.

§1.2        Other Definitional and Interpretive Provisions.

(a)           All terms in this Agreement, the Exhibits and Schedules hereto shall have the same defined meanings when used in any other Loan Documents, unless the context shall require otherwise.

(b)           Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP, including applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

(c)           All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(d)           The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(e)           The preamble hereto is part of this Agreement.  Titles of Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Sections, Subsections, paragraphs, clauses, subclasses, Schedules or Exhibits shall refer to the corresponding Section, Subsection, paragraph clause, subclause, Schedule or Exhibit attached to this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of such Schedule or Exhibit to or in another document or instrument.

(f)            Each definition of a document in this Agreement shall include such document as amended, modified, supplemented, restated, renewed or extended from time to time.

(g)           Except where specifically restricted, reference to a party in a Loan Document includes that party and its successors and assigns permitted hereunder or under such Loan Document.

(h)           Unless otherwise specifically stated, whenever a time is referred to in this Agreement or in any other Loan Document, such time shall be the local time in Providence, Rhode Island and New York, New York.

(i)            Any list in this Agreement of one or more items preceded by the words “include or “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

SECTION 2.                            THE TERM LOAN.

§2.1        Advances; Purposes.

(a)           Subject to the terms and conditions set forth herein, and in reliance upon the representations and warranties contained herein, during the period from the date hereof through and including the Advance Termination Date, the Lenders, shall make advances, each in a principal amount equal to such Lender’s Commitment Percentage of the total amount to be borrowed on any occasion, of the Loan (each, an “Advance,” and collectively, the “Advances”), the principal amount of which, in aggregate shall not exceed $23,000,000.00 (the “Loan”).  To request Advances of the Loan, the Borrower shall deliver to the Agent, not less than three Business Days before each requested funding date, a written notice of borrowing in substantially the form of Exhibit B attached hereto, with the appropriate insertions and additions therein (the “Notice of Borrowing”) specifying, among other things, (A) the proposed Advance Date (which shall be on or before the Advance Termination Date), and (B) the amount of such Advance, (which shall not be less than $250,000.00).

(b)           The proceeds of the Loan shall be used to make advances to the Borrower from time to time to finance construction period progress payments for each of the New Vessels.

(c)           The Notice of Borrowing when given shall be irrevocable. Unless the Agent determines that any of the applicable conditions set forth in §4, §5 or §6 have not then been satisfied, the Lenders will make such Advance to the order of the Borrower prior to the Agent’s close of business on each Advance Date by (i) credit in immediately available funds to the Borrower’s account maintained with the Agent or (ii) by wire transfer pursuant to the Borrower’s instruction.

(d)           Upon receipt of a Notice of Borrowing, the Agent will promptly advise each Lender of the contents thereof or deliver a copy of such Notice of Borrowing to each

Lender. With respect to each borrowing, each Lender will make available to the Agent at the place designated in the Agent’s notice to the Lenders not later than 1:00 p.m., New York time, on the date specified for borrowing, such Lender’s Commitment Percentage of the amount of the Advance.  The obligations of each Lender under this §2.1(d) are several and not joint, and the failure of any Lender to fulfill its obligations hereunder shall not diminish or discharge the obligations of any of the other Lenders.

§2.2        Note; Repayment of Principal and Interest.

(a)           The obligations of the Borrower to repay the Loan, to pay interest thereon from and after the Advance Termination Date, and all other sums which may become payable with respect thereto, shall be evidenced with respect to the Loan by this Agreement and by promissory notes of the Borrower substantially in the form of Exhibit A (the “Notes”), payable to the order of each Lender in a principal amount equal to its aggregate Advances and appropriately completed in accordance with the provisions of this Agreement and dated as of the Advance Termination Date.  The principal amount of the Loan that is outstanding on the Advance Termination Date shall be repaid in 84 consecutive monthly installments, the first such installment becoming due and payable on the date that is one month after the Advance Termination Date.  If not earlier prepaid pursuant to §2.3, the entire remaining principal amount of the Loan shall become immediately due and payable on the date which occurs 85 months after the Advance Termination Date, as set forth in each Note, without presentment, demand or further notice of any kind, together with all accrued interest and other amounts then owing by the Borrower to the Agent, on behalf of each Lender, hereunder and under the other Loan Documents. The principal balance of each Note may be prepaid pursuant to §2.3, provided that no amount of the Loan that is so prepaid shall be available for reborrowing. Partial prepayments of each Note shall be applied to installment payments in the inverse order of maturity.

(b)           Prior to the Advance Termination Date, the obligations of the Borrower to repay the Loan, to pay interest thereon, and all other sums which may become payable with respect thereto, shall be evidenced by this Agreement.  Prior to the Advance Termination Date, the outstanding principal amount of the Loan shall bear interest at the LIBOR Rate plus 140 basis points (1.4%).  Interest prior to the Advance Termination Date shall be due and payable monthly in arrears, on the first day of each month, commencing on the date that is the first day of the month immediately following the date of the initial Advance hereunder, for the period commencing on the first day of the immediately preceding month (or commencing on the date of the initial Advance with respect to the first interest payment) and ending on and including the last day of such month and shall be paid by the Borrower to the Agent for the account of each Lender.

(c)           After the Advance Termination Date, the outstanding principal amount of the Loan shall bear interest at the rate, and such interest shall be payable on the dates, as provided in the Notes.

(d)           At any time during the term of the Loan after the first anniversary of the date of the Note, the Borrower may request that the rate of interest payable under the Note be converted to a fixed rate.  If accepted by the Borrower, such fixed rate shall be set for the remainder of the term of the Loan and shall be offered by the Agent, as determined by the Agent, based on the closest whole-year interest rate swaps reported in the Federal Reserve H-15 Report of the day prior to fixing the rate, plus 140 basis points (1.40%).

(e)           The Agent shall notify the Borrower and the Lenders of each determination of the rate pursuant to this §2.2(e).  Each determination of an interest rate by the Agent pursuant to this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Agent will, at the request of the Borrower, furnish to the Borrower, a statement showing the computations used by the Agent in determining any interest rate pursuant hereto.

(f)            The Borrower shall pay to the Agent, for the account of each Lender, interest at the Default Rate on the principal of the Loan, and on any other amounts payable by the Borrower under this Agreement or the other Loan Documents (including interest to the extent permitted by law) that is not paid on the due date thereof, calculated from the day following such due date.  In addition, if any payment set forth in the Notes or hereunder shall not be made within ten (10) days of the due date, the Borrower shall pay as an administrative and late charge an amount equal to 3% of the amount of any such overdue payment.  All interest provided for in this §2.2(f) shall be payable on demand of the Agent.  The payment or acceptance of the rate provided by this §2.2(f) or any such late charge shall not constitute a waiver of any Default or Event of Default or an amendment to this Agreement or otherwise prejudice or limit any rights or remedies of the Lenders or the Agent.

(g)           In no event shall the amount of interest due or payable under the Loan, the Notes or any of the other Loan Documents, exceed the Highest Lawful Rate, and in the event any such excess is paid by the Borrower or received by the Agent or the Lenders, then such excess sum shall be deemed to be inadvertently paid or received and shall be credited as a payment of principal, unless the Borrower shall notify the Agent that the Borrower elects to have such excess returned to it forthwith.  It is the express intent hereof that the Borrower not pay and the Agent  and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under applicable Law.

(h)           The books and records of the Agent shall, absent demonstrable error, be conclusive as to the outstanding amount of the Loan, all interest accrued thereon and all other amounts owed by the Borrower hereunder.

§2.3        Prepayments.

(a)           Voluntary Prepayments.  At any time subsequent to the Advance Termination Date, the Borrower shall have the right to prepay the Loan in whole or in part, together with accrued interest, provided that such prepayment shall be accompanied by payment of the applicable Prepayment Premium (subject to the proviso set forth in the definition of Prepayment Premium), and provided further that the Borrower shall give the Agent notice of its intent to prepay the Loan or a portion thereof not later than 2:00 p.m. on the date that is three Business Days prior to the date of prepayment (which prepayment date must be a date upon which a principal installment payment is due under the applicable Note).  Such notice shall be irrevocable; once given, the principal amount of the Loan designated in the Borrower’s notice shall become due and payable on the prepayment date specified therein.

(b)           Mandatory Prepayments.  The Borrower shall be required to prepay the principal balance of each Note, subject to the limitations set forth below in the “provided” clause, together with all accrued interest and any other amounts then owing and constituting Obligations (including the applicable Prepayment Premium), (i) without derogating in any way from §7.16, in an amount equal to 100% of the net proceeds received by the Borrower from the sale or other transfer of legal, equitable or beneficial title of one or more (A) New Vessels, and, (B) if an Event of Default has occurred and is continuing, one or more of the Pledged Vessels or (ii) in an amount equal to 100% of the proceeds of an Event of Loss to prepay the Notes on a date that is not earlier than the date the insurance proceeds are received by the Borrower upon the occurrence of an Event of Loss with respect to any (A) New Vessel, and, (B) if an Event of Default has occurred and is continuing, one or more of the Pledged Vessels, provided that (A) if the Borrower receives proceeds as a result of any of the events described in clauses (i) and (ii) with respect to DBL 26 only (and not DBL 27 or DBL 104) the Borrower shall be required to prepay only an amount equal to 1/6 of the then outstanding principal balance of the Loan, (B) if the Borrower receives proceeds as a result of any of the events described in clauses (i) and (ii) with respect to DBL 27 only (and not DBL 26 or DBL 104) the Borrower shall be required to prepay only an amount equal to 1/6 of the then outstanding principal balance of the Loan, and (C) if the Borrower receives proceeds as a result of any of the events described in clauses (i) and (ii) with respect to the DBL 104 only (and not DBL 26 or DBL 27), the Borrower shall be required to prepay only an amount equal to 2/3 of the then outstanding principal balance of the Loan.

§2.4        Payments Generally.

(a)           All payments hereunder shall be made in Dollars and in immediately available funds and shall be made prior to 2:00 p.m. on the date of payment to the principal office of the Agent, for the respective accounts of the Lenders, or such other office as the Agent shall designate in writing.  Payments received after 2:00 p.m. shall be deemed to be payments made prior to 2:00 p.m. on the next succeeding Business Day.  Interest on the Loan and fees due and payable hereunder and under each Note or any of the other Loan Documents shall be computed on the basis of the actual number of days elapsed over twelve (12) thirty (30) day months, including the first day but excluding the last day of the relevant period.  Any payment which falls due on a day which is not a Business Day shall be rescheduled to the next succeeding Business Day and interest and fees shall continue to accrue to such rescheduled Business Day.  The Borrower hereby irrevocably authorizes the Agent to charge any and all of the Borrower’s accounts with the Agent for the amount of each such payment (the Agent agreeing to give notice to the Borrower contemporaneously thereof), with the Borrower remaining liable for any deficiency.

(b)           The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under each Note or under any other Loan Document without setoff, recoupment or counterclaim.  All amounts received by the Agent, on account of each Lender, for application to the Obligations (whether voluntary or mandatory payments or prepayments, proceeds from liquidation of Collateral, or otherwise) shall be applied by the Agent in the following order of priority: (i) to the payment of any fees then due and payable, (ii) to the payments of all other amounts not otherwise referred to in this §2.4 then due and payable hereunder or under the other Loan Documents (including any reasonable costs and expenses incurred by any Lender or the

Agent as a result of a Default or an Event of Default), (iii) to the payment of interest then due and payable on the Loan, and (iv) to the payment of principal then due and payable on the Loan, to be applied in the inverse order of maturity.  No application of payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights and remedies of any Lender or the Agent hereunder, under any of the other Loan Documents or under applicable Law.

(c)           If the Agent makes any payment to a Lender or to the Borrower in the belief that the Borrower or Lender has or should have paid the amount thereof to the Agent and it proves to be the case that the Borrower or such Lender, as the case may be, has not paid such amount to the Agent, the recipient of such payment from the Agent shall forthwith upon demand repay such amount to the Agent and shall also indemnify the Agent as provided in §20.8 against any funding costs incurred by the Agent as a result of its having paid out such amount before having received payment from the Person which was obliged to have paid such amount to the Agent.

(d)           Subject to the provisions of §20.8, the Agent shall immediately distribute to each Lender, in the same type of funds in which received by the Agent, (i) such Lender’s ratable share of each payment of principal of or interest and other amounts payable in respect of the Loan and (ii) so much, if any, as such Lender is entitled to receive of each other payment made to the Agent pursuant to this Agreement.

(e)           Notwithstanding anything to the contrary contained in this Agreement, if it shall become unlawful or, in the reasonable judgment of the Agent, impracticable, for any payment to be made as above provided and the Agent shall have given notice to the other parties hereto to that effect, then the Borrower shall pay to each Lender for its own account in such funds as are required by this §2.4 or in such other manner as may be agreed between the Borrower and each affected Lender and to such account as may have been specified by the Lender to the Borrower the amount of such Lender’s pro rata share of the payment in question.  Each Lender shall keep the Agent fully informed as to all amounts received by it and as to all agreements made between it and the Borrower as referred to above.

§2.5        Increased Costs and Reduced Return.  The Borrower agrees that if any Governmental Authority enacts or promulgates after the date hereof any Law, or any request, guideline or directive (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) or any change in the interpretation or administration of any existing Law by any Governmental Authority charged with the administration thereof, which shall either (a) impose, affect, modify or deem applicable any reserve, special deposit, capital maintenance or similar requirement against the Loan, or (b) impose on any Lender any other condition regarding the Loan, this Agreement, or the Notes, or (c) result in any requirement regarding capital adequacy (including any risk-based capital guidelines) affecting any Lender being imposed or modified or deemed applicable to any Lender and the result of any event referred to in clause (a), (b) or (c) above shall be to increase the cost to any Lender of making, funding or maintaining the Loan or to reduce the amount of any sum receivable by any Lender or such Lender’s rate of return on capital with respect to the Loan to a level below that which any such Lender could have achieved but for such imposition, modification or deemed applicability (taking into consideration such Lender’s policies with respect to capital adequacy) by an amount deemed by such Lender (in the exercise of its reasonable discretion) to be material, then, upon demand by such Lender in writing, the Borrower shall pay to such Lender, within ten (10) Business Days after receipt of such Lender’s written demand and the statement described in the following sentence, additional amounts which shall be sufficient to compensate such Lender for such increased cost or reduced rate of return, provided that the Borrower shall have no obligation to pay any such amount (x) to the extent that such increased cost or reduction in rate of return on capital is a result of any one or more of the following: (1) any Lender’s transfer of its interest in the Loan and the applicable Note to another lending office, (2) circumstances applicable to any Lender but not of general application to other similar lenders, (3) a downgrade in the credit rating accorded any Lender (or an Affiliate of such Lender) by any credit rating agency, or (4) any Lender’s unreasonably treating the Loan less favorably than other similarly situated loans in such Lender’s loan portfolio, or (y) except after an Event of Default shall have occurred, in the case of any Person that becomes a Lender after the date hereof, to the extent that the amount of the increased cost or reduction in rate of return on capital exceeds the amount of the increased cost or reduction in rate of return on capital that would have been suffered by the Initial Lender if the Initial Lender owned such Person’s interest in the Loan.  In the absence of manifest error, a statement setting forth the basis for requesting such compensation and the method for, and reasonable calculations for, determining the amount thereof, submitted by any Lender to the Borrower, shall be final, conclusive and binding on all parties for all purposes.

§2.6        Payments Free and Clear of Taxes.

(a)           Except as provided in the following sentence, payments of principal, interest, fees and other amounts under this Agreement, the Notes or any other Loan Document or otherwise paid or payable to the Agent, for the accounts of the Lenders (as used in this §2.6, “Payments”) shall be made free and clear of, and without deduction by reason of, Indemnified Taxes, all of which shall be paid by the Borrower for its own account not later than the date when due.  If the Borrower is required by law or regulation to deduct or withhold any Taxes from any Payment, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate taxing authority not later than the date when due; (iii) deliver to the Agent and the affected Lender(s), promptly and in any event within 15 days after the date on which such Taxes become due, original tax receipts (if reasonably obtainable) or other evidence satisfactory to the Agent and the affected Lender(s) of the payment when due of the full amount of such Taxes; and (iv) pay to the Agent, for the accounts of the affected Lender(s) forthwith upon request from time to time, such additional amounts as may be necessary so the affected Lender(s) receives, free and clear of all Taxes (other than Excluded Taxes), the full amount of such Payment stated to be due under this Agreement, the Note or any other Loan Document as if no such deduction or withholding had been made.

(b)           The Borrower agrees to indemnify each of the Agent and the Lenders for the full amount of Indemnified Taxes paid by such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto within ten Business Days after receipt of such Lender’s written demand therefore (which written demand shall include or be accompanied by (x) a description in reasonable detail of the Indemnified Tax involved and the calculation of the amount of indemnity demanded and (y) a copy of each written communication which such Lender received from any Governmental Authority or other taxing authority with respect to such Indemnified Tax.

(c)           If the Borrower pays any Indemnified Tax to any Governmental Authority or other taxing authority, or pays any amount to a Lender pursuant to §§2.6(a)(iv) or 2.6(b) with respect to any Tax:

(i)            the Borrower shall be subrogated to the rights of each Lender with respect to such Tax, and such Lender shall take such action as the Borrower may reasonably request to enable the Borrower to exercise those rights; and

(ii)           to the extent that a Lender receives a refund of such Tax, such Lender shall pay the amount of such refund to the Borrower within thirty (30) days after receipt thereof.

(d)           Notwithstanding any provision to the contrary in the Loan Documents, the Borrower shall have no obligation to pay, or to indemnify any Lender for, any Tax pursuant to this §2.6 to the extent that such Tax has been taken into account in the calculation of any amount paid or payable by the Borrower to the Lender pursuant to §2.5 or §10.

(e)           The Borrower’s deduction or withholding from any Payment any withholding tax that is an Excluded Tax and the Borrower’s payment of such Payment reduced by such withholding tax in accordance with this §2.6 shall not be a Default or an Event of Default.

(f)            If any Lender receives a written claim from any Governmental Authority or other taxing authority for any Indemnified Tax, such Lender shall send a copy of such written claim to the Borrower promptly after receipt thereof.  If requested by the Borrower and the Borrower acknowledges, in writing, that such Tax is an Indemnified Tax, such Lender shall contest (or permit the Borrower to contest) such claim in accordance with applicable Law (including appealing any adverse determination) and shall not concede, settle, compromise or discontinue such contest without the Borrower’s prior written consent (which shall not be unreasonably withheld) , and the Borrower shall pay the reasonable expenses incurred by such Lender in connection with such contest.

§2.7        Mitigation Obligations  If any Lender requests compensation under §2.5 hereof or if the Borrower is required to pay any additional amount to such Lender (or to any Governmental Authority for account of any Lender) pursuant to §2.6 hereof or if a change in Law after the date hereof gives rise to a reasonable expectation that such a request or requirement would (but for §2.7) occur, then (if reasonably practicable) such Lender shall use reasonable efforts to designate a different lending office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if such designation or assignment (i) would eliminate or reduce amounts payable pursuant to §2.5 or §2.6 hereof, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower agrees to pay the reasonable costs and expenses incurred by such Lender in connection with any such designation or assignment.

If any Lender requests compensation under §2.5 hereof, or if the Borrower is required to pay any additional amount to such Lender (or to any Governmental Authority for account of such Lender) pursuant to §2.6 hereof, or if a change in Law after the date hereof gives rise to a reasonable expectation that such a request or requirement would (but for this §2.7) occur, or if such Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense, upon notice to the Agent, prepay such Lender’s portion of the Loan in whole, subject to the requirements of §2.3(a) hereof other than the requirement to pay the applicable Prepayment Premium, provided, that the Agent, on account of such Lender shall have received payment of an amount equal to the outstanding principal of such Lender’s portion of the Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower.  The Borrower shall not be permitted to make any such prepayment free of an otherwise applicable Prepayment Premium under this §2.7 if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to make such prepayment under this paragraph cease to apply.

§2.8        Pro Rata Treatment.  Except as otherwise provided herein, (a) each borrowing from the Lenders hereunder will be made from the Lenders pro rata according to their respective Commitment Percentages; and (b) each payment and prepayment of principal of or interest on the Loan and each payment of each fee which is payable to the Agent for the respective accounts of the Lenders will be made to the Agent for the account of the Lenders pro rata in accordance with their respective Commitment Percentages.  Notwithstanding anything to the contrary contained in the Loan Documents, no Lender shall be required to make an Advance to the extent that the principal amount of such Advance, when aggregated with the aggregate outstanding principal amount of the Loan of such Lender would exceed the Commitment of such Lender.

SECTION 3.                            REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to each Lender and the Agent that:

§3.1        Legal Existence and Good Standing, Etc.

(a)           The Borrower is a limited partnership validly formed and existing under the laws of the State of Delaware and has all requisite limited partnership or other power to own the Vessels, its other property and conduct its business substantially as presently conducted by it and as proposed to be conducted by it.

(b)           The Borrower maintains its chief executive office and principal place of business at 3245 Richmond Terrace, Staten Island, New York 10303, at which place its principal books and records are kept.

(c)           The Borrower is qualified to do business and is in good standing in all jurisdictions in which a failure to be so qualified and in good standing might have a Material Adverse Effect.

§3.2        Limited Partnership Power; Consents; Absence of Conflict with Other Agreements Etc.  The execution, delivery and performance of the Loan Documents by the Borrower and the borrowings and transactions contemplated thereby:

(a)           are within the Borrower’s powers as a limited partnership, and have been duly authorized by all necessary limited partnership action of the Borrower and its general partner;

(b)           do not require any approval or consent of, or filing with, any Governmental Authority bearing on the validity of such instruments and borrowings which is required by any Law and are not in contravention of Law or the terms of the Borrower’s partnership agreement or other organizational document, or any amendment of any thereof;

(c)           will not violate or result in any breach or contravention of or the creation of any Lien under (except in favor of the Agent) any indenture, agreement, lease, instrument or undertaking to which the Borrower is a party or by which it or any of its properties are bound; and

(d)           are and will be valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights, and except to the extent that the availability of equitable remedies with respect to such obligations may be subject to the discretion of the court before which any proceedings for such remedies may be brought.

§3.3        Title to Properties.  K-Sea Transportation and its Subsidiaries own all of their assets reflected in the balance sheet of K-Sea Transportation and its Subsidiaries as at December 31, 2005, or acquired since that date, subject, in the case of the Vessels, to no Liens of record on the Collateral except the relevant Fleet Mortgages on the Pledged Vessels at the National Vessel Documentation Center.  Each of the Borrower and Sea Coast has good and marketable title to all items of Collateral pledged by it, free and clear of any Liens, except Permitted Liens.  On each Advance Date the Pledged Vessels shall be properly documented as vessels of the United States in the name of the Borrower or Sea Coast, as applicable, and on the respective delivery date thereof and thereafter, and each of the New Vessels shall be properly documented as a vessel of the United States in the name of the Borrower.

§3.4        Financial Statements.  The Borrower has furnished to the Agent a copy of K-Sea Transportation’s and its Subsidiaries balance sheets as at December 31, 2005 and statements of income and changes in financial position unaudited for the six (6) months then ended.  All such financial statements have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of K-Sea Transportation and its Subsidiaries taken as a whole as at the close of business on the date thereof subject to year end adjustments.  There are no liabilities, contingent or otherwise, of the Borrower involving material amounts, known to the officers of the Borrower and not disclosed in said financial statements and the related notes thereto or not reflected in the financial statements most recently delivered in connection with §§7.4(a) or (b).

§3.5        No Material Changes Etc.  No material adverse changes have occurred in the financial condition or business of K-Sea Transportation and its Subsidiaries taken as a whole as shown on or reflected in the balance sheets or other financial statements delivered on or before the date hereof or in the balance sheets or other financial statements most recently delivered in connection with §§7.4(a) or (b).

§3.6        Franchises, Patents, Copyrights, Licenses, Etc.  The Borrower possesses franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing adequate for the conduct of its business as now conducted without any known conflict with any rights of others.

§3.7        Litigation.  There are no actions, suits, proceedings or investigations of any kind pending or, to the best knowledge of the Borrower, threatened against the Borrower or K-Sea Transportation and its Subsidiaries, before any court, tribunal or administrative agency or board which, if adversely determined, might reasonably be expected to, either in any case or in the aggregate have a Material Adverse Effect or result in any liability not adequately covered by insurance.

§3.8        No Materially Adverse Contracts, Etc.  The Borrower is not subject to any charter, limited partnership or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of its officers has or is reasonably expected in the future to have a Material Adverse Effect.  The Borrower is not a party to any contract or agreement which in the judgment of its officers has or is reasonably expected to have any Material Adverse Effect, except as otherwise reflected in adequate reserves.

§3.9        Compliance with Other Instruments, Laws, Etc. The Borrower is not in violation of any provision of its charter documents or its partnership agreement or any agreement, lease or other instrument by which it or any of its properties may be bound, or any Law, decree, order, judgment, statute, license, rule or regulation, in a manner which could reasonably be expected to result in the imposition of substantial penalties or otherwise have a Material Adverse Effect.  There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans known to the Borrower which reasonably could be expected to interfere with or prevent continued compliance, or which reasonably could be expected to give rise to any common law or statutory liability, under, relating to or in connection with any Environmental Law or otherwise form the basis of any claim, action, proceeding, hearing or investigation under applicable Law based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or Hazardous Material or waste with respect to the Borrower or its business which could reasonably be expected to have a Material Adverse Effect.

§3.10      Tax Status.  The Borrower has filed all material federal and state income and all other material tax returns, reports and declarations which the Borrower is required by any applicable Law of any jurisdiction to which it is subject or has obtained an extension for filing such returns, reports and declarations which is still in effect; has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings diligently pursued; and has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no material unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

§3.11      No Default.  No Default or Event of Default exists at the delivery of this Agreement.

§3.12      Absence of Liens. At the time of the making of each Advance hereunder, there will be no financing statement, security agreement or ship mortgage granted or agreed to by the Borrower or any Guarantor in effect which purports to cover, create, perfect or give notice of any present or possible future Lien on the New Vessel being financed with such Advance or rights thereunder, or any other Liens thereon or on any of the other Collateral, except for Permitted Liens and Liens in favor of the Agent.

§3.13      Use of Proceeds.  The proceeds of the Loan shall be used as specified in §2.1(b).  No portion of the Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” in contravention of Regulations U or X of the Board of Governors of the Federal Reserve System, and the Borrower is not engaged in the business of extending credit to others for such purpose.

§3.14      Pension Plans.  Neither the Borrower nor any other member of any Controlled Group that includes the Borrower maintains or pays contributions to, or is required to pay contributions to, any Plan.

The Lenders (i) represent and warrant to the Borrower that none of the funds to be used by the Lenders to make or maintain the Loan or to acquire or hold the Notes are or will be “assets” (as defined in the regulations to Section 406 of ERISA) of an “employee benefit plan” (as defined in Section 3(3) of ERISA) or of a “plan” (as defined in Section 4975(e)(1) of the Code), and (ii) covenant that (notwithstanding anything herein or in any other Loan Document to the contrary) no Lender will sell, transfer, assign, or grant a participation in, any part of its interest in the Loan, this Agreement or the Note to any other Person unless such Person (A) makes (1) a representation and warranty that is equivalent to the representation and warranty contained in clause (i) and (2) the covenant contained in this clause (ii), and (B) agrees to be bound by all of the provisions hereof and of all the other Loan Documents applicable to the Lenders.

§3.15      Holding Company and Investment Company.  The Borrower is not a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it a “registered investment company” or an “affiliated company or a “principal underwriter” of a “registered investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

§3.16      Disclosure.  This Agreement and all certificates and written statements furnished by or on behalf of the Borrower to the Lenders or the Agent in connection herewith (all of which shall constitute representations and warranties made by the Borrower hereunder) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and therein not misleading.  There is no fact known to the

Borrower which has or is expected to have a Material Adverse Effect, except as has been disclosed previously to the Agent in writing.

§3.17      [Intentionally Omitted]

§3.18      First Lien.

(a)           Upon filing the Financing Statements with the Delaware Secretary of State, the Security Agreement will create a legal, valid and perfected first lien on and first priority security interest in all of the Collateral (to the extent a lien is perfectable by filing with the Delaware Secretary of State respecting any item of Collateral) described therein (and any Proceeds thereof), as security for the Obligations, free and clear of all other Liens whatsoever except Permitted Liens.  No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, which has been signed by the Borrower or Sea Coast or which the Borrower or Sea Coast has authorized any other Person to sign or file or record, is on file or of record with any public office except in favor of the Agent.

(b)           Upon execution and filing for recording thereof with the Coast Guard, each Ship Mortgage (except for the Louisiana Ship Mortgage) will create legal, valid and perfected first liens on and first priority security interests in favor of the Agent with respect to all Collateral described therein as security for the Obligations (provided with respect to any portion of the Obligations that is incurred in connection with a Hedging Agreement, upon the filing of any necessary amendment to the Ship Mortgage), free and clear of all other Liens whatsoever other than Permitted Liens.  No mortgage, pledge, security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, which has been signed by the Borrower or Sea Coast or any predecessor-in-interest of the Borrower or Sea Coast or which the Borrower or Sea Coast has authorized any other Person to sign or file or record, is on file or of record with the Coast Guard or with any other public office except in favor of the Agent.

(c)           Upon execution and filing for recording thereof with the offices of the Recorder of Mortgages for the St. Mary’s Parish, State of Louisiana, the Louisiana Ship Mortgage will create a perfected lien on and a security interest in favor of the Agent with respect to all Collateral described therein as security for the Obligations to the extent that a security interest therein may be perfected by filing pursuant to the UCC in effect in the State of Louisiana, free and clear of all other Liens whatsoever other than Permitted Liens.  No mortgage, pledge, security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, which has been signed by the Borrower or any predecessor-in-interest of the Borrower or which the Borrower has authorized any other Person (other than Bollinger) to sign or file or record, is on file or of record with the offices of the Recorder of Mortgages for the Parish of Lafourches, State of Louisiana or with any other public office except in favor of the Agent.

§3.19      Environmental Matters.

(a)           The Borrower and each of its Subsidiaries has obtained all material permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a Material Adverse Effect.  The Borrower and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a Material Adverse Effect on their business, financial condition or operations taken as a whole.

(b)           No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no premium has been assessed and no investigation or review is pending or, to the knowledge of the Borrower without any independent verification, threatened by any governmental or other entity with respect to any alleged failure by the Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or with respect to any Environmental Laws, including Environmental Laws relating to the generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Materials.

(c)           Except as set forth in the “Legal Proceedings” section of K-Sea Transportation’s most recent Form 10-Q filed on February 7, 2006 with the Securities and Exchange Commission and except with respect to the total loss of the DBL 152, no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of the Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by the Borrower or any of its Subsidiaries is listed or, to the Borrower’s knowledge without any independent verification, proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

(d)           There are no Liens or encumbrances arising under or pursuant to any Environmental Laws on any of the real property or properties owned, leased or used by the Borrower or any of its Subsidiaries other than Liens, if any, that do not (i) materially detract from the value of the property or (ii) materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (iii) have a Material Adverse Effect on the ability of the Borrower or any of its Subsidiaries taken as a whole to perform its obligations under the Loan Documents, and no governmental actions have been taken or, to the knowledge of the Borrower without any independent verification, are in process which might reasonably be expected to subject any of such properties to such Liens or encumbrances or, as a result of which the Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

(e)           Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower without any independent verification, any previous owner, tenant, occupant or user of any property owned, leased or used by the Borrower or any of its Subsidiaries has (i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except in compliance in all material respects with all Environmental Laws, or (ii) transported any Hazardous Materials to, from or across such property except in compliance in all material respects with all Environmental Laws; nor to the best knowledge of the Borrower have any Hazardous Materials migrated from the properties upon, about or beneath such property, nor, to the best knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except in compliance in all material respects with all Environmental Laws.

§3.20      Solvency.  The Borrower, after giving effect to the Loan, is solvent.

§3.21      Survival of Representations and Warranties, Etc. All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower or the Guarantors pursuant to or in connection with this Agreement or any of the Loan Documents (including any such representation or warranty made or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement.  All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and as of the date of the making of each Advance of the Loan.  All representations and warranties made under this Agreement shall survive, and not be waived by, the execution and delivery of this Agreement or any other Loan Document, any investigation or inquiry by the Lenders or the Agent, or by making the Loan under this Agreement.

SECTION 4.                            CONDITIONS OF FUNDING THE FIRST ADVANCE.

The obligation of the Lenders to fund the first Advance of the Loan shall be subject to the prior satisfaction of the following conditions precedent (in the case of covenants or other evidence of compliance in form and substance satisfactory to the Agent acting on behalf of the Lenders).  The request by the Borrower for such Advance shall be deemed a certification by the Borrower that the conditions precedent set forth in this §4 have been satisfied or will be satisfied on such Advance date:

§4.1        Execution and Delivery.  (i) All of the Loan Documents (other than the New Vessel Ship Mortgage and the Notes) shall have been executed and delivered by the Borrower and each Guarantor, as applicable, to the Agent.

(ii)           Such documentation relating to the Pledged Vessels, as the Agent may request, shall have been delivered by the Borrower or Sea Coast, as applicable, to the Agent.

§4.2        Representations and Warranties.  The representations and warranties contained in §3 shall have been true and correct at and as of the date on which made and shall also be true and correct at and as of the Advance Date with the same effect as if made at and as of such date.

§4.3        Performance; No Default.  The Borrower and each Guarantor shall have performed and complied with all terms and conditions of the Loan Documents required to be performed or complied with by it prior to or at the time of the Advance Date, and at the time of the Advance Date, there exists no Default or Event of Default, nor shall any Default or Event of Default exist or occur after giving effect to the funding of the first Advance of the Loan.

§4.4        Certified Copies of Charter Documents.  The Agent shall have received from each of the Borrower and each Guarantor, copies, certified by an Authorized Officer to be true and complete as of the Advance Date, of its partnership agreement, or other organizational document, all as in effect on such date.

§4.5        Proof of Partnership or General Partner Action.  The Agent shall have received from the Borrower copies, certified by an Authorized Officer to be true and complete as of the first Advance Date, of the records of all partnership actions taken to authorize: (a) its execution and delivery of the Loan Documents (b) its performance of all of its agreements and obligations under each of such documents, and (c) the borrowings and other transactions contemplated by this Agreement.

§4.6        Incumbency Certificate.  The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the first Advance Date and signed by an Authorized Officer, giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign the applicable Loan Documents, in its name and on its behalf, (ii) to make application for the Loan, and (iii) to give notices and to take other action on its behalf under this Agreement.

§4.7        No Material Adverse Effect.  No event or change shall have occurred, in the sole judgment of the Agent that has caused or evidences a Material Adverse Effect.

§4.8        Delivery of Notice of Borrowing.  A Notice of Borrowing (including the Authorization/Acceptance Certificate appended thereto) for such Advance shall have been duly completed by the Borrower and submitted to the Agent in accordance with §2.1.

§4.9        Opinion of Counsel.  The Agent shall have received on the first Advance Date from Holland & Knight LLP, counsel for the Borrower, a favorable opinion addressed to the Agent and the Lenders and dated such first Advance Date, in form and substance satisfactory to the Agent and its counsel.

§4.10      Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in substance and in form to the Agent and its counsel, and the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

§4.11      Recorded Lien Searches.  The  Agent shall have received: (a) UCC search reports with respect to the records of the (i) Delaware Secretary of State office, (ii) New York Secretary of State office, and (iii) Richmond County office, and copies of executed Form UCC-3 Financing Statement Amendments for all financing statements on record against the Borrower or Sea Coast and that otherwise would cover any of the Collateral, together with evidence of the filing thereof, and (b) a U.S. Coast Guard Abstract of Title verifying that there are no outstanding ship mortgages recorded with the Coast Guard covering any of the Collateral or any other assets or rights associated therewith.

§4.12      Financing Statements.  The Agent shall have received satisfactory evidence that the Financing Statements have been duly filed with the office of the Secretary of State of Delaware and any other filing locations required hereunder to create and perfect a first priority Lien on all of the Collateral to the extent the Borrower or Sea Coast has rights in the Collateral as of such date.

§4.13      Evidence of Insurance. The Agent shall have received certificates of insurance covering the Pledged Vessels demonstrating compliance with the insurance requirements of the Fleet Mortgages covering such vessels and evidence that Bollinger has insurance on the New Vessels that conforms to the Vessel Construction Agreements.

§4.14      Delivery of Invoices.  The Agent shall have received copies of all vessel construction invoices and evidence of payment thereof with respect to the New Vessel(s) that are the subject of the Advance.

§4.15      Licenses, Permits and Consent.  The Borrower or Bollinger shall have obtained all licenses, permits and consents (including from Governmental Authorities) required in connection with the construction of the New Vessels to the extent appropriately issued as of such date.

§4.16      Construction Contracts.  The Borrower shall have furnished in form and substance satisfactory to the Agent an executed copy of the Vessel Construction Agreements for the New Vessels.

§4.17      Guaranty.  Each Guaranty (a) shall have been executed and delivered by the applicable Guarantor, (b) shall be satisfactory to the Agent in form and substance, in its absolute discretion, and (c) shall be in full force and effect in accordance with its respective terms.

§4.18      Lien Waivers.  The Borrower shall have obtained and attached to each application for an Advance, including the Advance to cover final payment to Bollinger under the Vessel Construction Agreements, executed lien certificates substantially in the form of Exhibit H hereto (“Lien Certificates”), together with acknowledgments of payments of all sums due and releases of laborer’s, mechanic’s and materialmen’s liens, satisfactory to the Agent, from Bollinger respecting it and any subcontractors and any other party having lien rights, which acknowledgments of payment and releases of liens shall cover all work, labor, equipment, materials done, supplied, performed, or furnished prior to such application for an Advance.

§4.19      Amendments.  The Amendments (a) shall have been executed and delivered to the Agent, (b) shall be satisfactory to the Agent in form and substance in its absolute discretion, (c) shall be in full force and effect in accordance with their respective terms, and (d) in the case of the Amendments to the First Preferred Ship Mortgages, shall be filed with the National Vessel Documentation Center or appropriate Canadian authority.

SECTION 5.                            CONDITIONS OF INTERIM ADVANCES

The conditions precedent set forth in §§4.2, 4.3, 4.7, 4.8, 4.10, 4.14, 4.18, and 4.19 shall be requirements for the first Advance and each subsequent Advance.  The conditions precedent set forth in §§4.1, 4.4, 4.5, 4.6, 4.9, 4.11, 4.12, 4.13, 4.15, 4.16 and 4.17 shall be requirements of the first Advance only, provided that such conditions must remain satisfied throughout the term of the Loan.  The request by the Borrower for any such Advance shall be deemed a certification by the Borrower that the applicable conditions precedent set forth in this §5 have been satisfied or will be satisfied on such Advance Date.

SECTION 6.                            CONDITIONS OF FINAL ADVANCES OF THE LOAN

The Advances to be made to fund the final construction payment to Bollinger with respect to the New Vessels shall be subject to the additional conditions precedent set forth below (in each case as to the New Vessel that is the subject of such Advance, except with respect to the delivery of the Notes).  The request by the Borrower for any such Advance shall be deemed a certification by the Borrower that the conditions precedent set forth in this §6 have been satisfied or will be satisfied on such Advance Date.

§6.1        New Vessel Documentation.  The Agent shall have received or verified all of the following with respect to the applicable New Vessel:

(a)           Evidence satisfactory to the Agent that all work on the New Vessel requiring inspection by any Governmental Authority has been duly inspected and approved by such authority, and that all parties performing work have been paid, or will be paid, for such work;

(b)           Intentionally omitted;

(c)           If requested by the Agent, a desktop appraisal of recent date, prepared and certified by a qualified marine appraiser certifying the fair market value of the New Vessel as completed;

(d)           Acceptance of the completed New Vessel by the Borrower, as reflected by a completed Protocol of Delivery and Acceptance;

(e)           That the Borrower has received a final bill of sale or builder’s certificate, application for documentation, and such New Vessel has been documented as a United States vessel with the United States Coast Guard and such vessel’s Certificate of Documentation endorsed for the coastwise trade;

(f)            The Borrower shall have executed and filed a New Vessel Ship Mortgage with respect to the New Vessel, sufficient to grant to the Agent (in its capacity as Collateral Trustee) a first priority preferred ship mortgage on such New Vessel with the National Vessel Documentation Center;

(g)           Evidence that the Borrower has obtained all insurance and protection and indemnity coverages as are required under the New Vessel Ship Mortgage with respect to the New Vessel;

(h)           An opinion letter of counsel to the Borrower with respect to the due execution and delivery of the New Vessel Ship Mortgage with respect to the New Vessel and the first lien priority of such mortgage; and

(i)            Evidence satisfactory to the Agent that all licenses have been obtained by the Borrower and are in full force and effect to operate the New Vessel according to its intended use, and that all advisable American Bureau of Shipping (ABS) certifications have been obtained;

(j)            Evidence satisfactory to the Agent that the total amount of the Advances that will have been made with respect to such New Vessel (including the final Advance) will not exceed the Advance Limit with respect thereto;

(k)           The Agent shall have received copies of executed Form UCC-1 Financing Statements naming the Borrower as debtor with respect to each New Vessel and filed with the Delaware Secretary of State;

(l)            The Agent shall have received UCC search reports with respect to the records of the (i) Delaware Secretary of State office, (ii) New York Secretary of State office, (iii) Richmond County office and (iv) St. Mary Parish office in the State of Louisiana;

(m)          The Agent shall have received and approved copies of all charter agreements that will be applicable to such New Vessel;

(n)           The Agent shall have received a U.S. Coast Guard Abstract of Title verifying that there are no outstanding ship mortgages recorded with the Coast Guard covering such New Vessel or any other assets or rights associated therewith (post-closing); and

(o)           A certificate of ownership and encumbrance with respect to such New Vessel (post-closing).

§6.2        Execution of Note.

The Borrower shall have executed and delivered the Notes on the date of the financing of the third New Vessel hereunder.

§6.3        Release of Fleet Mortgages.

Upon the satisfaction by the Borrower of the conditions set forth in §6.1  and §6.2 (as to the third New Vessel to be financed hereunder), and so long as no Default or Event of Default has occurred and is continuing, the Agent shall discharge both Fleet Mortgages, shall release all liens thereunder, shall file copies of executed Form UCC-3 Financing Statements with respect to the Pledged Vessels and shall execute a termination agreement respecting insurances and other security interests if requested by the Borrower or Sea Coast, as applicable.

SECTION 7.                            AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that so long as the Loan remains outstanding and unpaid:

§7.1        Punctual Payment.  The Borrower shall duly and punctually pay or cause to be paid the installment payments of principal and interest on the Loan, and any other amounts at any time owing hereunder or under the Notes or other Loan Documents, all in accordance with the terms of this Agreement, the Notes, and the other Loan Documents.

§7.2        Maintenance of Offices.  The Borrower shall maintain a place of business at the location specified in §14, or at such other place in the United States of America as it shall designate upon written notice, addressed as provided in §14, to the Agent where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

§7.3        Records and Accounts.  The Borrower shall keep true records and books of account in which full, true and correct entries shall be made in accordance with GAAP and maintain adequate accounts and reserves for all Taxes, all depreciation, depletion, obsolescence and amortization of their properties, all contingencies, and all other reserves.

§7.4        Financial Statements, Certificates, and Other Information.  If requested by Agent, the Borrower shall deliver to the Agent:

(a)           As soon as practicable and, in any event, not later than the date by which K-Sea Transportation is required to deliver to the Securities and Exchange Commission its Annual Report on Form 10-K (or, at any time that K-Sea Transportation is not required to file such a report, within 120 days after the end of each fiscal year), consolidated balance sheets of K-Sea Transportation and its Subsidiaries as at the end of such fiscal year, and consolidated statements of income, cash flow and members’ equity, each for the fiscal year then ended and each setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and a report and opinion of the K-Sea Transportation’s independent accountants, which report and opinion shall have been prepared in accordance with GAAP;

(b)           As soon as practicable and, in any event, not later than the date by which K-Sea Transportation is required to deliver to the Securities and Exchange Commission its Quarterly Report on Form 10-Q (or, at any time that K-Sea Transportation is not required to file such a report, within 45 days after the end of each of the first three quarters during each fiscal year of the Borrower), an unaudited consolidated balance sheet of K-Sea Transportation and its Subsidiaries as at the end of such quarter, and consolidated statement of income, cash flow and members’ equity, each for the portion of the fiscal year then ended, each in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments), certified to the Agent by the chief financial officer or other financial officer of such entity;

(c)           Promptly upon receipt thereof, copies of all management letters and other reports of substance which are submitted to K-Sea Transportation by its independent accountants in connection with any annual or interim audit of the books of K-Sea Transportation made by such accountants;

(d)           As soon as practicable and, in any event, within 10 days after the issuance thereof, copies of such other financial statements and reports as K-Sea Transportation shall send to its partners, members or stockholders, and copies of all regular and periodic reports which K-Sea Transportation may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefore, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state;

(e)           With reasonable promptness, such financial information (including consolidating financial statements and projections) or other data as the Agent reasonably may request;

(f)            Simultaneously with the delivery of the financial statements referred to in clauses (a) and (b) of this §7.4, a copy of the certification signed by the principal executive officer and the principal financial officer of K-Sea Transportation (each a “Certifying Officer”) as required by Rule 13A-14 under the Securities Exchange Act of 1934 and a copy of the internal controls disclosure statement by such Certifying Officer as required by Rule 13A-15 under the Securities Exchange Act of 1934, each as included in K-Sea Transportation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, for the applicable fiscal period.

(g)           Within 45 days after the end of each of the first three quarters during each fiscal year of the Borrower, and within 120 days after the end of each fiscal year of the Borrower, the Borrower shall deliver to the Agent (with copies to each Lender) a certificate of a Certifying Officer of K-Sea Transportation (i) certifying as to whether a Default has occurred since the delivery of the previous such certificate or to the date hereof and, if such a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with §8.4(a), §8.4(b) and §8.4(c), (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in §7.04 hereof, as applicable, has materially and adversely affected the financial statements accompanying such certificate and, if so, the estimated dollar amount thereof, (iv) including a “customary” bringdown of the representations and warranties contained in this Agreement with appropriate carveouts acceptable to the Agent in its reasonable discretion and (v) certifying as to whether any default or event of default shall have occurred under any of the Guaranties.

Notwithstanding the forgoing, the Agent agrees to obtain the financial information required above in §§7.4(a), (b), (c), and (d) via public filings made by K-Sea Transportation with the Securities and Exchange Commission, so long as such information is available via such public filings.

§7.5        [Intentionally omitted].

§7.6        Business and Limited Partnership Existence.   The Borrower shall (a) keep in full force and effect its limited partnership existence and all rights, licenses, leases and franchises reasonably necessary to the conduct of its business, and (b) comply with (i) the applicable Laws wherever its business is conducted to the extent non-compliance could reasonably be expected to have a Material Adverse Effect, (ii) the provisions of its partnership agreement, or other organizational document, and (iii) all agreements, and instruments by which it or any of its properties may be bound and all applicable decrees, orders and judgments to the extent non-compliance could reasonably be expected to have a Material Adverse Effect.

§7.7        Payment of Taxes.  The Borrower shall pay when due all lawful Taxes imposed upon it or upon its income or profit or upon any property, real, personal or mixed, belonging to it, provided that the Borrower shall not be required to pay any such Tax if the validity thereof is being contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reasonable reserves with respect to such Tax.

§7.8        Inspection of Properties and Books.   So long as the Notes are outstanding the Lenders or the Agent or their designated agent or representatives shall have the right to visit and inspect for any purpose the Collateral, including the Vessels, to examine the books of account of the Borrower and any other documents required of the Borrower hereunder or otherwise reasonably related to the transactions contemplated hereunder (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, its officers, all at such reasonable times and intervals as the Lenders or the Agent may reasonably request.  The costs of any such examination shall be for the account of such Lender or the Agent, provided that following the occurrence and during the continuation of any Default, all such reasonable costs shall be charged to the Borrower.

§7.9        Licenses and Permits.  If at any time while the Notes are outstanding, any authorization, consent, approval, permit or license from any Governmental Authority shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower shall promptly take or cause to be taken all steps reasonably necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent with evidence thereof.

§7.10      Pension Plans.  With respect to any period of time during which the Borrower or any other member of a Controlled Group that includes the Borrower maintains or is required to pay contributions to a Plan Borrower shall:

(a)           Fund, or cause the Plan sponsor or adopting employer to fund, such Plan as required by the provisions of Section 302 of ERISA and Section 412 of the Code except where failure to do so would not result in a material liability to the Borrower and make, or cause the Plan sponsor or adopting employer to make, all material contributions to such Plan required pursuant to any applicable collective bargaining agreement;

(b)           Furnish promptly to the Agent a copy of any notice of termination of such Plan required to be sent to the Pension Benefit Guaranty Corporation and a copy of any notice, report or demand sent or received by or with respect to such Plan pursuant to Sections 4041, 4041A, 4042, 4043, 4062, 4063, 4065, 4066 or 4068 of ERISA or under subtitle E of Title IV of ERISA;

(c)           Furnish promptly to the Agent a copy of all Forms 5500, Forms 5500-C and/or Forms 5500-R relating to such Plan, together with all attachments thereto, including any actuarial statement relating to such Plan required to be submitted under Section 103(d) of ERISA;

(d)           Furnish the Agent with copies of any request for waiver from the funding standards or extension of the amortization periods required by Section 303 and 304 of ERISA or Section 412 of the Code with respect to any Plan no later than the date on which the request is submitted to the Department of Labor or the Internal Revenue Service, as the case may be;

(e)           Promptly notify the Agent of any “complete withdrawal”, “partial withdrawal” or “reorganization” with respect to any Plan as such terms are defined in ERISA; and

(f)            With respect to any Plan, promptly notify the Agent upon the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA, other than a “reportable event” for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation.

§7.11      Environmental and Safety Matters.  The Borrower shall:

(a)           Promptly report to the Agent upon becoming aware thereof (a) the introduction of any Hazardous Material onto any facility owned or operated by the Borrower if the introduction thereof reasonably could be expected to have a Material Adverse Effect and (b) the initiation of any action, suit, proceeding, investigation or regulatory action against the Borrower or in connection with any such facility relating to any Release of Hazardous Materials if such could reasonably be expected to have a Material Adverse Effect.

(b)           Promptly deliver to the Agent copies of (a) all reports (other than routine reports regularly submitted in the ordinary course of business) submitted to any Governmental Authority by the Borrower in connection with either the presence of Hazardous Materials at any facility owned or operated by the Borrower or any other environmental matter relating to such facility, and (b) all reports, notices, and correspondence transmitted to the Borrower by any Governmental Authority in connection with either the presence of any Hazardous Materials at or near any such facility or any other environmental matter relating to such facility.

(c)           Except for Hazardous Materials that the Borrower uses, transports or stores or that a lessee or charterer of the Borrower uses, stores or transports in the ordinary course of its business and in compliance with all applicable Laws and in accordance with the terms of any applicable lease or charter documents, keep all of its properties or assets free of Hazardous Materials.  The Borrower shall comply with and use commercially reasonable efforts to ensure compliance by all tenants and subtenants with all Environmental Laws and all Laws relating to occupational safety or health and shall obtain and comply with, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with, any and all approvals, registrations or permits required thereunder.  The Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other action necessary to clean up and remove all Hazardous Materials, on, from or affecting any of its properties or assets as required by all applicable material Laws, except as such laws, ordinances, rules, regulations, orders or directives may be contested by the Borrower in good faith by appropriate proceedings and for which adequate reserves have been established in conformity with GAAP.

(d)           Defend, indemnify, and hold harmless each Lender, the Agent and their respective directors, officers, employees, affiliates, representatives and agents (each an “Indemnified Party”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against such Indemnified Party (unless resulting from the gross negligence or willful misconduct of an Indemnified Party or occurring after the Agent or any Lender shall have become a mortgagee in-possession subsequent to an Event of Default), arising out of, or in any way related to: (a) the Release or threatened Release of any Hazardous Materials on, at or from any property at any time owned, operated or occupied by the Borrower; (b) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (c) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (d) any violation of Laws which are based upon or in any way related to such Hazardous Materials or to any environmental matter, including reasonable attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.

§7.12      Indemnities, Etc.

(a)           The Borrower shall indemnify and hold the Indemnified Parties harmless from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable legal fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the ownership, operation or other use (whether authorized or not) of the Vessels, the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan, except to the extent that such claim, damage, loss, liability, cost, or  expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s or the Agent or such Lender’s (as a mortgagee-in-possession) gross negligence or willful misconduct or (ii) is a tax, levy, impost, duty, assessment, fee or other charge imposed by any Governmental Authority or other taxing authority or a fine, penalty, interest charge or other additional charge with respect thereto (it being agreed that §2.6 sets forth the Borrower’s obligations with respect to such liabilities, costs and expenses), or (iii) is an ordinary and usual operating, administrative or overhead expense of any Lender or the Agent and is not caused directly by an Event of Default.  In the case of an investigation, litigation or other proceeding to which the indemnity in this §7.12 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise is a party thereto and whether or not the transactions contemplated hereby are consummated.  In respect of any litigation commenced with respect to this §7.12, (i) the Borrower shall be entitled to control and direct its defense if an Event of Default shall not have occurred and be continuing and (ii) the Borrower shall be entitled to participate with any Lender or the Agent in the Borrower’s defense if no Event of Default shall have occurred and be continuing hereunder provided that the Borrower, prior to commencing its defense or participating in any defense of such litigation pursuant to the foregoing clauses (i) and (ii), confirms and acknowledges, in writing, its indemnification obligation with respect to such claim under this §7.12.  Notwithstanding the foregoing, the Borrower shall not be required to indemnify any Indemnified Party for any settlement reached without the prior consent of the Borrower (which consent shall not be unreasonably withheld) or for any judgment entered into against an Indemnified Party if the Borrower shall have not been afforded an opportunity to participate, at its expense, in the defense of the claim.  The Borrower agrees not to assert any claim against any Lender, the Agent or any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loan, other than fraud or intentional misconduct.

(b)           Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this §7.12 shall survive the payment in full of the Loan and all other amounts payable under this Agreement.

§7.13      Performance of Contracts.  The Borrower shall perform and comply in all material respects with all of its obligations under any contracts and all other agreements to which it is a party or by which it is bound relating to the Collateral, and shall use reasonable efforts to cause each other party thereto to so perform and comply.

§7.14      Notice of Default.  The Borrower shall promptly upon becoming aware thereof give written notice to the Agent (with sufficient copies delivered to the Agent for each Lender) of: (a) the occurrence of any Default or Event of Default, (b) any litigation or proceeding affecting the Borrower or any of its properties or assets of which, if adversely determined, might have a Material Adverse Effect, and (c) any dispute between the Borrower and any Governmental Authority that might materially interfere with its normal business operations.

§7.15      Notice of Material Claims and Litigation.  The Borrower shall promptly notify the Agent of the commencement of any claims, actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower before any Governmental Authority in an amount in excess of $500,000, if relating to one or all of the Vessels, or which, if adversely determined, would have a Material Adverse Effect.

§7.16      No Disposition of Collateral.  The Borrower shall obtain the prior written consent of the Agent (which may be granted or denied in the Agent’s sole discretion), prior to the sale, conveyance, transfer, exchange, lease or charter, in either case on a bareboat basis (except with respect to the Existing Bareboat Charter Agreement dated January 1, 1999, as amended, supplemented or modified from time to time relating to the vessel Josiah Bartlett (O.N. 269796)), or disposition by the Borrower of all or any part of the Collateral or the Borrower’s otherwise relinquishing possession of any of the Collateral.

§7.17      Borrower’s Title; Agent’s Security Interest.

(a)           The Borrower shall warrant and defend its good and marketable title to the Collateral (to the extent the Borrower or Sea Coast, as applicable, has rights in such items of

Collateral) and the Agent’s  perfected first priority security interest in the Collateral (to the extent the Borrower or Sea Coast, as applicable, has rights in such items of Collateral), against all claims and demands whatsoever.

(b)           The Borrower shall, at its expense, take such action (including the obtaining and recording of waivers) as may be necessary to prevent any third party from acquiring any right to or interest in the Collateral other than Permitted Liens (to the extent the Borrower has rights in such items of Collateral), and if at any time any Person shall claim any such right or interest, the Borrower shall, at its expense, cause such claim to be waived in writing or otherwise eliminated to the Agent’s satisfaction within 30 days after such claim shall have first become known to the Borrower.

§7.18      Compliance with Laws and Regulations.  The Borrower shall comply with all laws, regulations, directives and orders of any and all local, state, federal and other governmental agencies and authorities having jurisdiction over it or its property, non-compliance with which could reasonably be expected to cause a Material Adverse Effect.

§7.19      Further Assurances.  The Borrower shall promptly, at any time and from time to time, at its sole expense, execute and deliver to the Agent such further instruments and documents, (including the execution of a replacement promissory note due to loss or destruction of any Note), and take such further action, as the Agent may from time to time reasonably request in order to carry out to the Agent’s satisfaction the transactions contemplated by this Agreement and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of any Lender or the Agent, hereby and under the other Loan Documents, including the execution, delivery, recordation and filing of financing statements and continuation statements.  The Borrower hereby authorizes the Agent, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements without the signature of the Borrower thereon and to file as valid financing statements in the applicable financing statement records, any financing statement executed in connection herewith.  The Borrower will pay, or reimburse the Agent for, any and all reasonable fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of the Agent’s security interest in the Collateral, including all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payments or discharges of Taxes or Liens upon or in respect of the Collateral, premiums for insurance required to be obtained pursuant to the Loan Documents with respect to the Collateral and all other reasonable fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Agent’s interests therein, whether through judicial proceedings or otherwise, or in connection with defending or prosecuting any actions, suits or proceedings arising out of or related to the Collateral; and all such reasonable amounts that are paid by the Agent shall, until reimbursed by the Borrower, constitute Obligations of the Borrower secured by the Collateral.

§7.20      Casualty Occurrence.  In the event of any material (involving damages to any party thereto in excess of $500,000) casualty with respect to any Collateral or Vessel, the Borrower shall give the Agent written notice of such casualty promptly after discovering or receiving notice of the casualty, which notice shall identify the affected Collateral or other Vessel.  The Borrower shall, within a reasonable period of time, remedy or repair such casualty to bring the Collateral into conformity with the provisions of this Agreement unless such casualty shall constitute an Event of Loss and the provisions of §2.3(b) apply.

SECTION 8.                            NEGATIVE COVENANTS; FINANCIAL COVENANTS.

The Borrower covenants and agrees that so long as the Loan remains outstanding and unpaid, it shall not:

§8.1        Transactions with Affiliates.  Except as otherwise provided herein, enter into or consummate any transaction with any Affiliate of the Borrower unless such transaction is:

(a)           entered into in the ordinary course of business of the Borrower and pursuant to the reasonable requirements of the Borrower’s business; and

(b)           is upon terms no more or less favorable to the Borrower than would be the case if such transaction were an arm’s-length transaction effected with a Person other than an Affiliate.

§8.2        Terminate Pension Plan.  Terminate, withdraw from, or permit the termination of any Plan unless the asset value of such Plan is then at least equal to the value of the benefits guaranteed by the Pension Benefit Guaranty Corporation if such termination could reasonably be expected to have a Material Adverse Effect.

§8.3        ERISA.  Permit any Plan maintained by it to (a) engage in any “prohibited transaction” (as defined in Section 4975 of the Code) which could reasonably be expected to result in material liability for excise taxes or fiduciary liability under Section 406 of ERISA, (b) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA) whether or not waived, or (c) terminate any Plan in a manner that could reasonably be expected to result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA if the material liability described in clause (a) or the accumulated funding deficiency described in clause (b) or the lien or encumbrance described in clause (c) could reasonably be expected to have a Material Adverse Effect.

§8.4        Financial Covenants.  Until the Obligations payable under the Loan Documents shall have been paid in full, Borrower covenants and agrees with the Agent that:

(a)           Borrower shall not permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter to be less than 1.85 to 1.00;

(b)           Borrower shall not permit the Total Funded Debt to Tangible Capitalization Ratio as of the end of any fiscal quarter to be greater than 0.65 to 1.00; and

(c)           Borrower shall not permit the Total Funded Debt to EBITDA Ratio at any time during each periods set forth below to be greater than the ratios set forth below with respect to such period:

Period	Ratio
Date hereof to and including December 31,2006	4.00 to 1.00
January 1, 2007 and thereafter	3.75 to 1.00

SECTION 9.                            EVENTS OF DEFAULT; ACCELERATION.

§9.1        Events of Default.  The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” hereunder regardless of the reason for such event and whether it shall be voluntary or involuntary or within or without the control of the Borrower or the Guarantor or be effected by operation of or pursuant to any Law:

(a)           if the Borrower shall fail to make any payment not more than three (3) Business Days after the due date thereof of any principal or interest due hereunder or on the Note or other amount provided for hereunder whether at maturity or at any date fixed for payment or prepayment or by declaration or otherwise; or

(b)           If the Borrower shall default in the performance of or compliance with any term contained in §§7.6, 7.10(a), 7.10(b), or 7.16; 7.17(a) or §§8.2, 8.3 or 8.4; or

(c)           If the Borrower shall default in the performance or compliance with any term contained in §§7.9, 7.14 or 7.17(b), and such default shall continue for more than thirty (30) days; or

(d)           if the Borrower shall default in the performance of or compliance with any term contained herein, or in the performance of or compliance with any other term contained in any of the other Loan Documents (other than those referred to in the foregoing paragraphs (a), (b) and (c)), and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Borrower by the Agent; or

(e)           if any representation, warranty or certification made in writing by or on behalf of the Borrower or any Guarantor herein or in connection with any of the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

(f)            if the Borrower or any Guarantor makes an assignment for the benefit of creditors, or petitions or applies for the appointment of a liquidator or receiver or custodian (or similar official) of itself or of any substantial part of its assets or commences any proceeding or case relating to it under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect; or

(g)           if any such petition or application is filed or any such proceeding or case is commenced against the Borrower or any Guarantor and such party indicates its approval thereof, consent thereto or acquiescence therein or an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating the Borrower or any Guarantor bankrupt or insolvent, or approving a petition in any such proceeding or a decree or order for relief is entered in respect of the Borrower or any Guarantor in an involuntary case under any bankruptcy, reorganization, arrangements, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and such order remains in effect for more than sixty (60) days, whether or not consecutive; or

(h)           if any order is entered in any proceeding by or against the Borrower or any Guarantor decreeing or permitting its dissolution or split-up or the winding up of its affairs; or

(i)            if the Borrower or any Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debt generally; or

(j)            if there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final unappealable judgment against the Borrower or any Guarantor, which with other outstanding final unappealable judgments, undischarged, against the Borrower or any Guarantor, exceed in the aggregate $500,000 (other than amounts that are subject to insurance coverage); or

(k)           if any of the Security Documents shall for any reason cease to be in full force and effect or any Security Document or the Lien purported to be granted thereby shall become adjudged by a competent court to be invalid or unenforceable; or

(l)            if the Borrower shall (i) default (as principal or guarantor or other surety) in the payment of any principal of, premium, if any, or interest on any Indebtedness to the Lenders (or its affiliates) or under any other Indebtedness owed to any other Person in excess of $500,000, in any single amount or in aggregate, in respect of borrowed money or credit received, or (ii) default in the performance of or compliance with any other term, covenant, provision or obligation contained in any agreement or instrument evidencing or securing such Indebtedness and, in each case, the holder or holders of such Indebtedness shall have accelerated the maturity thereof or commenced the exercise of any other remedies in respect of such default; or

(m)          if any “Mortgage Event of Default” as defined in any Ship Mortgage or any Event of Default (as defined in the Security Agreement) shall occur; or

(n)           if the Borrower or any Guarantor shall terminate its existence by merger, consolidation, sale of substantially all of its assets, dissolution or otherwise; or

(o)           if a Change in Control shall have occurred; or

(p)           if the Guarantor shall default on the performance of or compliance with any term contained in Section 3 of any Guaranty and such default shall have not been remedied within 10 business days after written notice from the Agent to any Guarantor; or

(q)           if for any reason any Vessel Construction Agreements shall be terminated prior to completion of any New Vessel, or if the Borrower shall default under any Vessel Construction Agreement and Bollinger shall have demanded arbitration thereunder.

§9.2        Remedies.

(a)           Upon the occurrence of an Event of Default described in §§9.1(f), (g) or (h), immediately and automatically, and upon the occurrence of any other Event of Default, and at any time thereafter while such Event of Default is continuing, at the option of the Agent and upon the Agent’s declaration at the option and upon the direction of the Required Lenders:

(i)            the Lenders’ Commitments to make any further Advances hereunder shall terminate;

(ii)           the unpaid principal amount of the Loan together with accrued interest and any applicable Prepayment Premium, and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

(iii)          the Agent may, subject in each case to provision of indemnity against expenses and liabilities satisfactory to the Agent, exercise (on behalf of itself and the Lenders) any and all rights the Agent and the Lenders have under this Agreement, the Loan Documents, or any other documents or agreements executed in connection herewith (including the exercise of rights and remedies with respect to any or all Collateral), or at law or in equity, and proceed to protect and enforce the Lenders’ and the Agent’s rights by any action at law, in equity or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, including the obtaining of the ex-parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lenders and the Agent, including the exercise of remedies against the Collateral under the Security Documents.

(b)           If any one or more of the Events of Default specified in §9.1 shall have occurred and be continuing, and whether or not the Notes shall have been accelerated as provided above, any Lender may proceed to protect and enforce its rights by suit in equity, action at law and/or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Loan Document, including the obtaining of the ex-parte appointment of a receiver, and, if the Notes shall have become due, by declaration or otherwise, proceed to enforce the payment of such Notes or any other of its legal or equitable rights.

(c)           Other Remedies.  Unless and except to the extent expressly provided for to the contrary herein, the rights of the Lenders and the Agent specified herein shall be in addition to, and not in limitation of, any Lender’s or the Agent’s rights under any statute or rule of law or equity, or under any other provision of any of the Loan Documents, or under the provisions of any other document, instrument or other writing executed by the Borrower or any third party in favor of any Lender or the Agent, all of which may be exercised successively or concurrently.

(d)   Cash Collection System.   In addition to any other right of the Agent  hereunder and under applicable Law, effective upon demand by the Agent  at any time and from time to time that an Event of Default exists, all payments that the Borrower receives as a result of its ownership and operation of the Vessels, shall be deposited in a deposit account maintained at an Affiliate of the Agent. The Borrower expressly authorizes the Agent  hereunder to apply all such funds deposited in such account to the obligations as they come due hereunder and under the other Loan Documents in the manner set forth in §2.4(b).

(e)    Notwithstanding anything to the contrary contained in clause (a) above, the Agent  shall not exercise any of the remedies set forth in clause (a) or any other remedies available under applicable Law if the exercise of such remedies shall invalidate the qualification of any of the Vessels to operate in the coastwise trade.

(f)   Sharing of Payments Generally.   The Agent and each Lender further agree that, if the Agent or such Lender shall receive from the Borrower or from any other source whatsoever, in payment or satisfaction in whole or in part of the Obligations, whether by voluntary payment, exercise of the right of set-off, counterclaim, cross action, or enforcement of any claim evidenced by the Notes, this Agreement or the other Loan Documents, or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, any amount which is in excess of its ratable portion of the amounts received by all of Lenders, then the Agent or such Lender shall make such disposition and arrangement with the other Lenders with respect to such excess, either by way of distribution until the amount of such excess has been exhausted, assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of its Notes and the amounts due such Lender under this Agreement and the other Loan Documents its ratable share of all such amounts, provided that any arrangement regarding the disposition of any excess amounts shall, to the extent involving payments other than in cash, also be ratable among Lenders as to the form of such payments.

§9.3   Set-Off; Adjustments.

(a)    In addition to any rights or remedies provided by law and regardless of the adequacy of any Collateral, upon the occurrence of any Event of Default, each Lender and the Agent is hereby authorized without notice to the Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law or otherwise (all of which are hereby expressly waived by the Borrower) to set off, appropriate and apply, to the extent permitted, by law, all deposits (general and special) held by such Person for the Borrower in any currency and all other Indebtedness at any time owing by such Person to the Borrower against any Obligations of the Borrower owing to such Person in such amounts as such Person may elect, although such Obligations may be partly or totally contingent or unmatured.

(b)    If any amount to be set off is to be applied to Indebtedness of the Borrower to such Lender or the Agent (other than Indebtedness in respect of Obligations or otherwise due to any such Person hereunder or under the Security Documents) , such amount shall be applied ratably to such other Indebtedness and to that in respect of the Loan made by such Person or otherwise due to such Person hereunder or under the Security Documents.

(c)    Except as otherwise expressly provided herein, if any Lender shall at any time receive payment of all or part of the Obligations held by it, whether by set-off, Lender’s lien, counterclaim, similar right or otherwise, in a greater proportion than the payments made in respect of the Obligations held by the other Lenders, such Lender shall purchase for cash, ratably from each of the other Lenders, such portion of the Obligations held by such other Lenders, and make such other adjustments from time to time as shall be equitable, so that after such purchase each Lender shall hold an unpaid principal and interest amount of the Obligations bearing the same proportion of the total amount of the Obligations at such time outstanding as existed immediately prior to any such greater proportionate payment.  In the event that at any time any Lender shall be required to refund any amounts which have been paid to or received by it on account of the Obligations held by such Lender and which have been applied to the purchase of portions of the Obligations held by other Lenders pursuant to this §9.3 then, upon notice from such Lender, each of the other Lenders shall repurchase said portions for cash to the extent of the respective ratable shares of such refund.

(d)    Any Person which shall have exercised any right of set-off shall as soon as practicable notify the Borrower and the Agent that it has done so, but failure or delay in so doing shall not affect the validity of such set-off or subject such Person to any liability in respect thereof except as otherwise expressly provided herein.  The Borrower agrees that any Lender so purchasing a participation in the Obligations held by the other Lenders may exercise all rights of set-off, Lender’s lien, counterclaim, similar rights or otherwise with respect to such participation as fully as if such Lender were a direct holder of such Obligations in the amount of such participation.  Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of any rights in respect of the indebtedness or obligation of the Borrower.

(e)    The rights of the Lenders and the Agent under this §9.3 are in addition to other rights and remedies (including other rights of set-off) that the Lenders and the Agent may have.

§9.4   Enforcement by the Agent.   This Agreement and each other Loan Document may be enforced against the Borrower by the Agent as agent of each of the Lenders without the necessity of joining any or all of them as parties in the enforcement proceedings.

SECTION 10.   EXPENSES.

The Borrower will pay on demand all reasonable out-of-pocket expenses of the Agent and the Lenders (including reasonable fees of outside counsel) in connection with: the negotiation, preparation, execution, and delivery of this Agreement, the other Loan Documents or other documents executed in connection therewith; any advice or analysis from outside counsel, accountants or other professionals retained by the Agent or the Lenders from time to time in connection with this Agreement or the transactions contemplated hereby; any amendment, waiver, or consent from time to time related thereto; and the Agent and the Lenders’ exercise, preservation or enforcement of any of their rights, remedies or options hereunder or thereunder after the occurrence and during the continuation of an Event of Default, including in all such cases the reasonable fees of outside legal counsel and any local counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with any travel or other costs relating to any appraisals conducted in connection with the Obligations or any Collateral therefore after the date of this Agreement; and the amount of all such expenses shall, until paid, bear interest at the interest rate applicable to principal hereunder (including any default rate). After the occurrence and during the continuance of an Event of Default, the Borrower shall pay the reasonable costs of any field audit examinations that the Lender in its discretion may conduct and shall also pay all reasonable out-of-pocket expenses of the Agent and the Lenders in connection with the exercise, preservation or enforcement of any of its rights, remedies or options under any of the Security Documents.

SECTION 11.   SURVIVAL OF COVENANTS.

All covenants, agreements, representations and warranties made herein and in any certificates or other papers delivered by or on behalf of the Borrower pursuant hereto are material and shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by them, and shall survive the making of the Loan, as herein contemplated, and shall continue in full force and effect so long as the Loan or other amounts due under the Loan Documents and the Note remain outstanding and unpaid.  All statements contained in any certificate or other paper delivered to the Agent and/or the Lenders at any time by or on behalf of the Borrower pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder.

SECTION 12.   CONFIDENTIALITY.

The Agent and the Lenders agree to take and to cause their respective Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to the Lenders or the Agent by the Borrower, under this Agreement or any other Loan Document, and none of the Lenders, any of their respective Affiliates or the Agent shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by any Lender or the Agent or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that any Lender or the Agent may disclose such information (A) at the request or pursuant to any requirement of any governmental authority to which any Lender or the Agent is subject or in connection with an examination of any Lender or the Agent by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable law; (D) to the extent required in connection with any litigation or proceeding to which any Lender, its respective affiliates, or the Agent may be party; (E) to the extent any Lender or the Agent is required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to any Lender’s or the Agent’s independent auditors and other professional advisors; (G) to any Eligible Assignee or participant (including prospective institutions that may become assignees or participants pursuant to §13), provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders and the Agent hereunder; (H) as to the Lenders, their respective Affiliates or the Agent, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower is a party or is deemed a party with such Lender, such Affiliate or the Agent; and (I) to their respective Affiliates.

SECTION 13.   SUCCESSORS AND ASSIGNS; PARTICIPATIONS.

§13.1   Successors and Assigns.   Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Lenders or the Agent shall bind and inure to the benefit of their respective successors and assigns.  Notwithstanding the foregoing, the Borrower shall not be entitled to assign any of its rights or obligations hereunder.

§13.2   Assignments.

(a)    Each Lender may, at its expense (unless such assignment is initiated by the Borrower) assign to one or more Eligible Assignees (but not to exceed five Lenders hereunder at any one time) all or a portion (not less than $3,000,000) of its interests, rights and obligations under this Agreement and the other Loan Documents, including all or a portion of the Loan at the time made by or owing to it, provided (i) that the parties to each such assignment shall execute and deliver to such Lender an Assignment and Acceptance in the form set forth as Exhibit D (an “Assignment and Acceptance”).  Upon acceptance and recording pursuant to §13.6, from and after the effective date specified in each Assignment and Acceptance (which effective date shall be at least five Business Days after the execution thereof), (A) the Eligible Assignee shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the same rights and obligations as such Lender under this Agreement, and (B) such Lender shall be released from any obligations under this Agreement with respect to the interests assigned, provided that in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall continue to be entitled to the benefits of §2.5 and §2.6, as well as to any fees or amounts accrued for its account hereunder and not yet paid.  An Eligible Assignee shall be entitled to sell participations in its interests, rights and obligations under this Agreement and the other Loan Documents, as provided in §13.3, and shall be entitled to grant assignments thereof pursuant to an Assignment and Acceptance and otherwise in accordance with this §13.

(b)    By executing and delivering an Assignment and Acceptance, the applicable Lender and Eligible Assignee shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such Eligible Assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with copies of the most recent financial statements delivered pursuant to §7.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Eligible Assignee shall independently and without reliance upon such Lender or any other Eligible Assignee or Participant and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions under this Agreement, and (v) such Eligible Assignee agrees that it shall perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as an Eligible Assignee.

(c)    If, pursuant to this §13.2, any interest in this Agreement is assigned to any Eligible Assignee which is not incorporated or organized under the laws of the United States or a state thereof, the applicable Lender shall cause such Eligible Assignee to agree that, on or prior to the effective date specified in the Assignment and Acceptance, it will deliver to the Borrower (i) two valid, duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8EC1 or applicable successor form, as the case may be, certifying in each case that such Eligible Assignee is entitled to receive payments made under this Agreement and the Note without deduction or withholding of any United States federal income taxes, and (ii) a valid, duly completed Internal Revenue Service Form W-8BEN or W-9 or applicable successor form, as the case may be, to establish an exemption from United States backup withholding tax.  The Eligible Assignee which delivers to the Borrower a Form W-8BEN or W-8EC1 and Form W-8BEN or W-9 pursuant to the preceding sentence further undertakes to deliver to the Borrower two copies of the Form W-8BEN or W-8EC1 and Form W-8BEN or W-9, or applicable successor forms, or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from withholding tax or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower, certifying in the case of a Form W-8BEN or W-8EC1 that such Eligible Assignee is entitled to receive payments made under this Agreement and the Note without deduction or withholding of any United States federal income taxes, unless any change in treaty, law or regulation or official interpretation thereof has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Eligible Assignee from duly completing and delivering any such form with respect to it and such Eligible Assignee advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8BEN or W-9, establishing an exemption from United States backup withholding tax.

§13.3   Participations.   Each Lender and the Eligible Assignee may, at their respective expense, sell to one or more Persons (each, a “Participant”) participations in all or a portion (not less than $3,000,000) of its interests, rights and obligations under this Agreement and the other Loan Documents (including all or a portion of any Commitments and the Loans owing to it), provided that (i) such Lender or such Eligible Assignee shall remain solely responsible for the performance of its obligations under this Agreement, (ii) the Participant shall be entitled to the benefit of the cost protection provisions and indemnities contained in §§2.5 and 7.12, but shall not be entitled to receive any greater payment thereunder than the selling Lender or Eligible Assignee would have been entitled to receive with respect to the interest so sold if such interest had not been sold, and (iii) the Borrower, such Lender (in the case of a sale of any participation interest by an Eligible Assignee), and any Eligible Assignee shall continue to deal solely and directly with such Lender or Eligible Assignee in connection with its rights and obligations under this Agreement.  A Participant shall not be entitled to require such Lender to take or omit to take any action hereunder except in connection with any of the following:  (a) any amendment that subjects such Lender to any additional obligations; (b) a reduction of the principal of or interest on any Note, or of any fees payable hereunder; (c) a postponement of any date fixed for any payment in respect of principal of or interest on any Note or any fees payable hereunder; (d) the release of any Collateral from the Lien of the Loan Documents.

§13.4   Disclosures.   Each Lender and any Eligible Assignee may, in connection with any proposed assignment (by such Lender) or participation (by such Lender or the Eligible Assignee) pursuant to this §13, disclose to the proposed Eligible Assignee or Participant any information in its possession relating to the Borrower, provided that prior to any such disclosure, each such Eligible Assignee or Participant or proposed Eligible Assignee or Participant shall execute an agreement whereby such Eligible Assignee or Participant shall agree (subject to customary exceptions) to preserve the confidentiality of any confidential information relating to any the Borrower received from such Participant.

§13.5   Federal Reserve Bank.   Each Lender, Eligible Assignee and Participants may at any time pledge or assign all or any portion of their rights under this Agreement to a Federal Reserve Bank.

§13.6   Register; Note.

(a)    The Initial Lender agrees to act as agent for the Borrower (the “Registration Agent”) and in that capacity to establish and shall maintain at its address referred to in §14 a register (the “Lender Register”) in which it shall record the name and address of each Lender hereunder and the principal amount of the Loan owing to each Lender from time to time.  The entries in the Lender Register shall be final and binding for all purposes, absent manifest error, and the Borrower shall treat each Person whose name is recorded in the Lender Register as a Lender for all purposes of the Loan Documents.

(b)    Upon receipt of a completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee, together with the Note or Note subject to such assignment, the Registration Agent shall record the relevant information contained in the Assignment and Acceptance in the Lender Register, and the Borrower (i) shall execute and deliver to the Assignee in exchange for the surrendered Note or Note a new Note made payable to the Assignee in an amount equal to the principal amount of the Loan acquired by the Assignee, and (ii) if the assigning Lender assigned less than its entire interest in the Loan, execute and deliver to the assigning Lender a new Note made payable to the assigning Lender in an amount equal to the principal amount of the Loan retained by the assigning Lender.  The sum of the principal amounts of the new Note shall be equal to the aggregate outstanding principal amount of the surrendered Note or Note.  The new Note or Note shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the surrendered Note or Note.

(c)    The Registration Agent may transfer its obligations under this §13.6 to an Eligible Assignee in connection with the assignment of all (but not less than all) of the Registration Agent’s interest in the Loan in accordance with §13.2, in which event the

Assignment and Acceptance shall be amended or supplemented to effect such transfer of obligations as Registration Agent.

(d)    The Registration Agent agrees to follow the reasonable requests of the Borrower with respect to the maintenance of the Lender Register, provided that the Registration Agent shall not be required to follow any such Borrower request if an Event of Default shall have occurred and be continuing unless and until such Event of Default shall be cured or otherwise cease to exist.

SECTION 14.   NOTICES.

Except as otherwise specified herein, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered by hand, sent by facsimile, sent by overnight express courier service or mailed by first-class mail, postage prepaid, addressed as follows (or to such other address as any party may designate by notice to the other parties):

If to the Lender:	Citizens Leasing Corporation, d/b/a Citizens Asset Finance
189 Canal Street
Mail Stop: RCE-150
Providence, Rhode Island 02903
	Attention:	Team Leader
Direct Originations
	FAX:	(401) 459-3171
With a copy to:	Citizens Leasing Corporation, d/b/a Citizens Asset Finance
189 Canal Street
Mail Stop: RCE-150
Providence, Rhode Island 02903
	Attention:	David T. Miele, Esq.
	FAX:	(401) 459-3171
With a copy to:	Day, Berry & Howard LLP
One International Place
Boston, Massachusetts 02110-3179
	Attention:	William A. Hunter, Esq.
Louise A. Laudano, Esq.
	FAX:	(617) 345-4745
If to the Agent:	Citizens Leasing Corporation, d/b/a Citizens Asset Finance
189 Canal Street
Mail Stop: RCE-150
Providence, Rhode Island 02903
	Attention:	Team Leader
Direct Originations
	FAX:	(401) 459-3171

If to the Borrower:	K-Sea Operating Partnership L.P.
3245 Richmond Terrace
Staten Island, New York 10303
Attention: Chief Financial Officer
Telephone: (718) 720-7207
Fax: (718) 720-4358
Email: jnicola@k-sea.com

With a copy to:	Holland & Knight LLP
195 Broadway
New York, New York 10007
Attention: Christopher G. Kelly, Esq.
Phone: 212-513-3264
Fax: 212-385-9010
Email: ckelly@hklaw.com

Any notice so addressed and mailed by registered or certified mail shall be deemed to have been given when mailed.  Electronic mail and internet and intranet websites may be used only to distribute routine communications by the Agent to the Lenders, such as financial statements and other information as provided in §7.4 and for the distribution and execution of the Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

SECTION 15.                     ENTIRE AGREEMENT.

This Agreement and any other documents executed in connection herewith express the entire understanding of the parties with respect to the transactions contemplated hereby.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except as provided in §21.

SECTION 16.                     [Intentionally Omitted].

SECTION 17.                     SEVERABILITY.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 18.                     SUBMISSION TO JURISDICTION; WAIVER.

EACH OF THE BORROWER, EACH LENDER, AND THE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-

EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN MANHATTAN AND COURTS OF THE COMMONWEALTH OF MASSACHUSETTS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF MASSACHUSETTS AND THE SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF.

(b)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)           WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH IN §13 OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO AND THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT OR THREE BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN POSTED TO THEIR RESPECTIVE ADDRESS AS SET FORTH IN §13;

(d)           WAIVES ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING ANY LENDER OR THE AGENT TO EXERCISE ANY REMEDIES SET FORTH HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS; AND

(e)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT OR OTHERWISE AFFECT THE RIGHT OF THE OTHER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE OTHER PARTY OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

SECTION 19.                     WAIVER OF JURY TRIAL.

THE BORROWER, EACH LENDER AND THE AGENT HEREBY INTENTIONALLY AND VOLUNTARILY WAIVE ANY RIGHT WHICH ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THE BORROWER, EACH LENDER AND THE AGENT EACH ACKNOWLEDGE THAT THIS WAIVER IS A

MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  THE BORROWER ACKNOWLEDGES THAT NEITHER THE LENDERS, THE AGENT NOR ANY PERSON ACTING ON BEHALF OF THE LENDERS OR THE AGENT HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  THE BORROWER FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 20.                     CONCERNING THE AGENT.

§20.1      Appointment And Authority Of Agent.

(a)           Each Lender hereby appoints CAF to serve as the Agent for such Person under this Agreement and as the “Collateral Trustee” under the Ship Mortgages, and hereby irrevocably authorizes such Person, as the Agent and the Collateral Trustee, to take such action in its behalf under this Agreement and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Agent and the Collateral Trustee by the terms hereof, together with such other powers as are reasonably incidental thereto.  CAF hereby accepts its appointment as the Agent and the Collateral Trustee.  Unless otherwise specifically provided herein or in the Ship Mortgages, the provisions of this Section 20 pertaining to the Agent shall also apply to the Collateral Trustee.

(b)           In addition to the powers and duties specifically delegated to the Agent hereunder, the Agent shall generally be responsible for and be empowered, but not be obligated, to act in respect of (i) all matters relating to the receipt on behalf of the Lenders of all payments made, and including repayment (whether on maturity or earlier) of the principal amounts of the Loan or any Advance thereof, payments of interest on the Loan and payments of fees and other amounts due hereunder; disbursement to the Lenders of their respective shares of such amounts; collection from each Lender and disbursement to the Borrower of the portion of each Advance required to be funded by such Lender; the maintenance of records relating to all advances and repayments of the Loan, payments of interest with respect thereto and fees payable hereunder; and all notices relating to the foregoing; (ii) the preparation, review, dissemination, execution, delivery, filing, recording and registration of, and enforcement of rights and remedies under, all documentation relating to the transactions contemplated by this Agreement, including the preparation of this Agreement and all other Loan Documents, the filing, registration or recording of the Security Documents and any amendments thereto, any releases from or waivers with respect to the provisions of this Agreement or any Loan Documents; all reports, statements, certificates and other documents delivered, by the Borrower hereunder; any amendments or supplements to any Loan Documents; the taking of any and all action to enforce the rights and remedies available to the Lenders or the Agent under the Loan Documents including all matters relating to recovery of amounts due thereunder and foreclosure or other methods of recovery as against any collateral; and hiring and consulting with domestic and foreign counsel in connection with any of the foregoing; and (iii) all administrative matters relating to the admission of new Lenders to the group of Lenders hereunder and the polling of the members of the group of Lenders hereunder on all matters requiring a vote of the Lenders.

§20.2      Delegation of Duties.  The Agent may exercise its powers and execute its duties by or through employees or agents.

§20.3      Standard of Care.  In performing its duties and functions hereunder, the Agent will endeavor to exercise the same degree of care which it normally exercises in making and handling loans in which it alone is interested, but it does not assume further responsibility.

§20.4      Independent Credit Evaluations.  Each Lender expressly acknowledges to the Agent that the Agent has not made any representations or warranties to it regarding this Agreement, the other Loan Documents, any of the other documents mentioned herein or therein or the transactions contemplated hereby and thereby or regarding the Borrower or its business or financial position.  Each Lender acknowledges to the Agent and to each other Person that it has independently and without reliance on the Agent or any other Person, and based upon such documents and inquiries as it has deemed appropriate, made its own credit analyses of the Borrower and its own decision to enter into this Agreement and the other Loan Documents.  Each Lender agrees that it will, independently and without reliance on the Agent or any other Person, and based upon such documents and inquiries as it shall deem appropriate at the time, continue to make its own credit analyses and decisions in taking or not taking actions under this Agreement and to make such investigations as it deems necessary to keep current its information relating to the affairs, financial position and creditworthiness of the Borrower.

§20.5      Limited Scope of Duties.

(a)           Nothing in this Agreement, expressed or implied, is intended to, or shall be construed as to, impose upon the Agent any duties or responsibility in respect of this Agreement except as expressly set forth herein or as set forth in §20.5(b).  Except as set forth explicitly in §20.1(a) hereof, the relationship between the Agent and each of the Lenders is that of agent and principal only and the duties and obligations of the Agent are of an administrative and mechanical nature only.  Except as set forth explicitly in §20.1(a) hereof, nothing in this Agreement shall be construed so as to constitute the Agent as a trustee or fiduciary for any Lender, or any Person, or to impose upon the Agent any duties or responsibilities other than those for which express provision is made herein.  The Agent, in performing its duties and functions hereunder, does not assume, and shall not be deemed to have assumed, any obligations toward, or relationship of agency, fiduciary, or trust with or for the Borrower.

(b)           Except for notices, financial statements and other documents expressly required to be furnished to the Lenders by the Agent pursuant to the provisions of this Agreement, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information concerning the business or financial condition of the Borrower which may come into the possession of the Agent or any of its Affiliates, whether before or after the making of any Advance pursuant hereto, nor shall the Agent have any duty to inspect the properties or books of the Borrower.

(c)           The Agent shall be entitled to assume that no Event of Default or Default has occurred and is continuing, unless the Agent has Actual Knowledge of such fact or has received notice from a Lender or the Borrower, as the case may be, that such Lender or the Borrower, as the case may be, considers that an Event of Default or Default has occurred and is continuing and specifying the nature thereof. In acting as Agent hereunder for the Lenders, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any of its other departments or divisions, and any information received by some other department of the Agent may be treated as confidential and shall be regarded as having been given to the Agent’s agency division.

(d)           So long as the Agent shall be entitled, pursuant to §20.5(c) to assume that no Event of Default or Default has occurred and is continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of this Agreement, except that the Agent shall not exercise any rights under §9.2 of this Agreement, except upon the written request or with the written consent of the Required Lenders in respect of the Loan and the Commitments or the written request, subject to §20.5 and except that the Agent shall be required to act or not act upon the instructions of the Required Lenders (or all of the Lenders in any circumstances governed by the provisions of §21 of this Agreement) and those instructions shall be binding upon the Agent and the Lenders (including, but not limited to, any Lender which has not signed such instructions or which has dissented from the actions or inactions specified in such instructions), provided that the Agent shall not be required to act or not act if to do so, in its sole judgment, would expose the Agent to liability or would be contrary to this Agreement, any other Loan Document or to applicable law, except that the Agent shall so act or not act if doing so would expose it to liability if and only if it shall have received from the Lenders such indemnities against and such security as the Agent may reasonably require (whether by way of payment in advance or otherwise) against all such liabilities, costs, claims, and any and all expenses, including fees and expenses of its counsel satisfactory to it in its sole judgment.

(e)           In the event that the Agent shall have acquired Actual Knowledge of a Default or Event of Default, the Agent shall promptly give notice thereof to the Lenders and will take such action and assert such rights under this Agreement and/or under the Security Agreement as the Required Lenders shall direct, provided that the Agent shall not be required to act or not to act if to do so would expose the Agent to liability or would be contrary to this Agreement, the Security Documents or applicable law and provided further that if the Required Lenders entitled so to direct the Agent shall fail, for ten (10) days after the giving of any such notice, so to direct the Agent, the Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the Lenders and the Agent.

(f)            Notwithstanding anything to the contrary expressed or implied herein or in the Security Documents, the Agent shall not be bound to disclose any other person any information relating to any Lender or the Borrower if such disclosure would or might obviously constitute a breach of any law or regulation or would or might in their opinion be otherwise actionable at the suit of any person.

§20.6      Reliance by the Agent.  The Agent shall be entitled to rely on any notice, consent, certificate, affidavit, letter, facsimile, telegram, teletype message, e-mail statement, order or other document received by it and believed by it to be genuine and correct and to have been signed and sent delivered by a proper Person or Persons and, in respect of legal matters, upon the advice and statements of lawyers, independent accountants and other experts selected by the Agent.  The Agent and each Lender may rely conclusively on each incumbency certificate furnished to it pursuant to §4.6 until it receives a further such certificate amending or rescinding the prior certificate.

§20.7      Exculpatory Provisions.

(a)           Neither the Agent nor any of its respective shareholders, directors, officers, employees or agents shall be liable in any manner to any of the Lenders for any action taken, or omitted to be taken, in good faith by it or them hereunder or in connection herewith, or be responsible for the consequences of any oversight or error of judgment, except for losses due to its gross negligence or willful misconduct.  The Agent shall not be deemed to have any fiduciary obligation to any of the Lenders or the Borrower.

(b)           The Agent shall not be responsible in any manner to any of the Lenders for the due execution, effectiveness, genuineness, validity or enforceability of any of the Loan Documents or the Loan or for the truth, accuracy or completeness of any recital, statement or warranty contained herein or in any other Loan Document or in any certificate, report or other document hereinafter furnished to it by or on behalf of any Person in connection with this Agreement or any other Loan Document; nor shall the Agent be under any obligation to any of the Lenders to ascertain or inquire as to the performance or observance by the Borrower or any other Person of any of the agreements or conditions set forth herein or in any other Loan Document or as to use of any moneys loaned hereunder.

§20.8      Reimbursement of the Agent.

(a)           The Lenders, severally, agree to indemnify the Agent (to the extent not reimbursed by the Borrower or from the income or proceeds of the sale of any of the Collateral) from and against any and all liabilities, obligations, losses, damages, penalties, actions, suits, judgments, court costs and other out-of-pocket costs and expenses of any kind or nature whatsoever (hereinafter called, collectively, “Expenses”) which may be imposed on, incurred by or asserted against the Agent, as such, in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document, provided that no Lender shall be liable for any portion of such Expenses resulting from the gross negligence or willful misconduct of the Agent hereunder.

(b)           The Agent shall not be required to expend any of its own money to make up the full amount of any Advance requested by the Borrower hereunder, or otherwise or incur any expense as a consequence of the failure of any Lender to make available to the Agent any

Advance which the Lenders have become obliged to make hereunder.  Should such a failure occur and the Agent shall nevertheless have advanced money of its own or incur expense in order to make up the full amount of any such Advance, it shall be deemed to have done so at the request of any Lender which is in default, unless such Lender shall have previously notified the Agent that it should not make such an advance or incur such an expense to make good such failure, and in the absence of such prior notice, such Lender shall be obliged to pay to the Agent on demand the amount expended by the Agent out of its own funds plus any costs incurred by the Agent to carry such funds while such Lender is in default to the Agent hereunder, all of which shall constitute a loan by the Agent to such Lender.  During the continuance of any such default as between the Agent and such Lender, and notwithstanding anything elsewhere herein to the contrary expressed or implied, the principal amount of Indebtedness in respect of Advance made by such Lender in default shall be deemed to be reduced, so long as the default continues, by the amount not remitted by it to the Agent to make up such Lender’s share of the amount of such Advance and such principal amount and interest thereon shall be deemed assigned to and collectible by the Agent for its own account for application against the amount of its claim under the preceding sentence.

(c)           In the event that the Agent does not receive from any Lender a payment which such Lender is required by the terms hereof to make to the Agent and the Agent has made the amount thereof available to the Borrower, as the intended recipient thereof, if the Borrower repays the Agent the amount made available to it, the Borrower shall be subrogated to the Agent’s right to recover such amount from any Lender which failed to make such required payment.

§20.9      CAF Individually.  With respect to its obligation to lend under this Agreement and the advances made by it pursuant hereto, CAF shall have the same obligations and the same rights, powers and privileges as it would have were it not the Agent, and the word “Lenders” and “Lender” wherever appearing in this Agreement shall include such Person in its individual capacity unless the context clearly indicates otherwise.  CAF may accept deposits from, lend money to and, generally, engage in any kind of banking, trust or other business with the Borrower and any of its Subsidiaries and Affiliates in all respects as if such Person were not acting as the Agent hereunder or as the Agent and CAF may accept fees and other consideration for services in connection with this Agreement and otherwise without being accountable there for to any of the other Lenders.

§20.10   Dealing with the Lenders.  The Agent may at all times deal solely with the several Lenders for all purposes of this Agreement and the protection, enforcement and collection of the Obligations, including the acceptance and reliance upon any certificate, consent or other document of such Lenders and the division of payments pursuant to §2.8 notwithstanding possession by the Agent of Actual Knowledge that any Lender has sold a participation in the Loan made or Advances to be made by it hereunder to another Person.

§20.11   Duties Not to be Increased.  The duties and liabilities of the Agent shall not be increased without the written consent of the Agent.

§20.12   Successor Agent.  The Agent may resign at any time by giving written notice to the Lenders and the Borrower, such resignation to become effective only upon the appointment of a successor Agent as hereinafter provided.  Upon any such resignation, all of the Lenders (excluding the Agent) shall have the right (after consultation with the Borrower) to appoint a successor Agent, which shall be one of the Lenders, unless none of them is willing to act as successor Agent hereunder, in which event the Lenders will appoint as successor Agent any financial institution of national standing which is willing to act in that capacity.  If no successor Agent shall have been appointed by the Lenders, then the retiring Agent may on behalf of the Lenders appoint a successor Agent which shall be a financial institution of national standing.  Upon the acceptance of its appointment as Agent hereunder by any such successor Agent, the latter shall thereupon succeed to and become vested with the duties, rights, powers and privileges of the retiring Agent and the resigning Agent shall be discharged from all duties and liabilities under this Agreement.  After the resignation of the Agent hereunder, the provisions of this §20 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

The obligations of each Lender and the Agent are several only and neither any Lender nor the Lenders shall be responsible for the obligation of any other party hereto.  Nothing contained herein shall be constituted, or be so construed as to constitute, the several Lenders and the Agent an association or joint venture or partners with one another for any purpose whatsoever.

SECTION 21.                     AMENDMENTS AND WAIVERS.

Except as elsewhere provided herein, neither this Agreement nor any other Loan Document nor any of the terms hereof or thereof may be terminated, amended or supplemented or compliance therewith waived (either generally or in a particular instance and either prospectively or retrospectively) except by one or more substantially concurrent instruments of substantially similar purport signed by the Borrower and the Required Lenders, provided that:

(a)           no such amendment or waiver shall:

(i)            alter the Commitment or Commitment Percentage of any Lender without its written consent;

(ii)           except as otherwise provided herein, alter any of the provisions of §9 without the written consent of all of the Lenders;

(iii)          increase the duties or liabilities of the Agent without its written consent;

(iv)          reduce the respective percentage specified in the definitions of Required Lenders or all of the Lender without the written consent of all of the Lenders;

(v)           amend or eliminate this §21 without the written consent of all of the Lenders;

(vi)          reduce the amount or extend the time for payment of the principal of any Indebtedness in respect of any Advance or the Loan or reduce the rate or amount of interest, due hereunder or extend the time for payment of interest on any Advance or the Loan or modify any provision of this Agreement relating to the payment or prepayment of any Advance or the Loan or fee payable under this Agreement, without the written consent of all of the Lenders;

(vii)         increase the applicable percentages set forth in the definition of Advance Limit in §1.1 without the written consent of all of the Lenders;

(viii)        release any substantial portion of the Collateral that constitutes security under the Loan Documents provided that the Agent, in its capacity as collateral agent or Collateral Trustee under the Security Agreement and the Ship Mortgages, shall have the authority, without obtaining the consent of any Lender, to release Vessels from the Lien of the Security Agreement or the Ship Mortgages, from time to time upon the request of the Borrower, in connection with a prepayment or substitution in accordance with §2.3(b) or as specified in §6.2; or

(ix)           waive any condition precedent set forth in §§4, 5 or 6 without the written consent of all of the Lenders.

(b)           unless expressly stated therein, no waiver of any Default or Event of Default shall extend to any other then existing or subsequent Default or Event of Default or impair any right consequent thereon.

Any Default or Event of Default that shall have been waived unconditionally pursuant to this §21 shall be deemed no longer to exist.

Any amendment or waiver pursuant to this §21 shall apply equally to all of the Lenders and the Agent and shall be binding upon them, upon each of their successors and permitted assigns and upon the Borrower and its successors and permitted assigns.

SECTION 22.                     MISCELLANEOUS.

THIS AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).  The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Lender or the Agent would otherwise have.  Any instruments required by any of the provisions hereof to be in the form annexed hereto as an exhibit shall be substantially in such form with such changes therefrom, if any, as may be approved by the Agent.  This Agreement or any amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.  In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Remainder of page intentionally left bland]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER

K-SEA OPERATING PARTNERSHIP L.P.

By:	K-Sea OLP GP, LLC, its General Partner

By:	/s/ John J. Nicola
Name: John J. Nicola
Title: Chief Financial Officer

ADMINISTRATIVE AGENT, COLLATERAL TRUSTEE (to the extent set forth in Section 20.1(a)), AND AS A LENDER

CITIZENS LEASING CORPORATION, D/B/A CITIZENS ASSET FINANCE

By:	/s/ John M. Young
Name: John M. Young
Title: Senior Vice President

Signature page to
Loan Agreement

SCHEDULE 1-A

DESCRIPTION OF NEW VESSELS

(1) Barge
Name:  DBL 26
Hull No. 504

(2) Barge
Name:  DBL 27
Hull No. 507

(3) Barge
Name:  DBL 104
Hull No. 514

SCHEDULE 1-B

DESCRIPTION OF PLEDGED VESSELS (K-SEA)

(1)
Name:  DBL 2202
Official Number: 287892

(2)
Name:  DBL 16
Official Number: 267427

(3)
Name:  Essex
Official Number: 512241

(4)
Name:  DBL 3201
Official Number: 512882

(5)
Name:  Wallabout Bay
Official Number: 907855

(6)
Name:  Newark Bay
Official Number: 520433

(7)
Name:  Josiah Bartlett
Official Number: 269796

(8)
Name:  KTC 30
Official Number: 284032

(9)
Name:  Great Lakes
Official Number: 290943

(10)
Name:  Great Gull
Official Number: 518745

SCHEDULE 1-C

DESCRIPTION OF PLEDGED VESSELS (SEA COAST)

(1)
Name:  SCT 180
Official Number: 630338

(2)
Name:  SCT 280
Official Number: 587804

(3)
Name:  SCT 282
Official Number: 596502

SCHEDULE 2

COMMITMENTS	COMMITMENT PERCENTAGE
CAF $23,000,000.00	100%